UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

URANIUM ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

URANIUM ENERGY CORP.

500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 17, 2025

Dear Stockholder:

UEC’s 2025 Annual Meeting comes at a pivotal time for the Company and our sector, as U.S. policy momentum and global demand trends continue to drive growth opportunities across our pipeline.

The annual meeting of stockholders (the “Annual Meeting”) of Uranium Energy Corp. (“UEC” or the “Company”) will be held at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, on Thursday, July 17, 2025, at 10:00 a.m. (Vancouver time). At the Annual Meeting stockholders will be asked to:

1.	elect Amir Adnani, Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty to our Board of Directors;

2.	ratify the appointment of PricewaterhouseCoopers LLP, Chartered Professional Accountants, as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025;

3.	approve, on a non-binding advisory basis, the compensation of our named executive officers; and

4.	transact any other business properly brought before the Annual Meeting or any adjournment thereof.

On or about June 6, 2025, the Company will mail to all stockholders of record, as of May 22, 2025, a Notice of Internet Availability of Proxy Materials (the “Notice”). Please carefully review the Notice for information on how to access the Notice of Annual Meeting, Proxy Statement, Proxy Card and our Annual Report to Security Holders for the fiscal year ended July 31, 2024 (the “Annual Report”) on www.proxyvote.com, in addition to instructions on how you may request to receive a paper or email copy of these documents. Our Annual Report, including financial statements for such period, does not constitute any part of the material for the solicitation of proxies.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record of the Company’s common stock at the close of business on May 22, 2025, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your shares be represented and voted at the Annual Meeting. If you are the registered holder of the Company’s common stock, you can vote your shares by completing and returning the enclosed Proxy Card, even if you plan to attend the Annual Meeting. You may vote your shares of common stock in person even if you previously returned a Proxy Card. Please note, however, that if your shares of common stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Please carefully review the instructions on the Proxy Card or the information forwarded by your broker, bank or other nominee regarding voting instructions.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of May 22, 2025, prior to being admitted to the Annual Meeting. If you are not a stockholder of record and hold your shares of common stock in “street name” (that is, your shares of common stock are held in a brokerage account or by a bank or other nominee), you must also provide proof of beneficial ownership as of May 22, 2025, such as your most recent account statement prior to May 22, 2025, and a copy of the voting instruction card provided by your broker, bank or nominee or similar evidence of ownership.

By Order of the Board of Directors of Uranium Energy Corp.

/s/ Amir Adnani

Amir Adnani
President, Chief Executive Officer and a director

Dated:	June 4, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 17, 2025: the Proxy Statement, Proxy Card and Annual Report for the fiscal year ended July 31, 2024 are available at www.proxyvote.com.

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URANIUM ENERGY CORP.

500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on July 17, 2025

THE ANNUAL MEETING

General

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Uranium Energy Corp. (“we”, “us”, “our”, “UEC” or the “Company”) for use in connection with our annual meeting of our stockholders (the “Annual Meeting”) to be held on Thursday, July 17, 2025, at 10:00 a.m. (Vancouver time), at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, or at any adjournment thereof, for the purposes set forth in the accompanying notice of Annual Meeting.

In accordance with rules and regulations adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the internet. On or about June 6, 2025, the Company will mail to all stockholders of record, as of May 22, 2025 (the “Record Date”), a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received only a Notice by mail, you will not receive a printed copy of the proxy materials.

Please carefully review the Notice for information on how to access our proxy materials, consisting of the Notice of Annual Meeting, Proxy Statement and Proxy Card, available at www.proxyvote.com. You may also access our Annual Report to Security Holders for our fiscal year ended July 31, 2024 (the “Annual Report”), including our financial statements for such period. However, our Annual Report does not constitute any part of the material for the solicitation of proxies.

The Notice also includes instructions as to how you may submit your proxy on the internet or over the telephone.

If you received only a Notice by mail and would like to receive a printed copy of our proxy materials, including a Proxy Card, or a copy of our Annual Report, you should follow the instructions for requesting such materials included in the Notice.

Our principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401, and at Suite 1830, 1188 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4A2.

Manner of Solicitation and Expenses

This proxy solicitation is made on behalf of our Board of Directors. Solicitation of proxies may be made by our directors, officers and employees personally, by telephone, mail, facsimile, e-mail, internet or otherwise, but they will not be specifically compensated for these services. We will bear the expenses incurred in connection with the solicitation of proxies for the Annual Meeting. Upon request, we will also reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock as of the Record Date.

Record Date and Voting Shares

Our Board of Directors has fixed the close of business on May 22, 2025, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 438,848,368 shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote at the Annual Meeting for each share of common stock held of record as of the Record Date. There is no cumulative voting in the election of directors.

Quorum

A quorum is necessary to hold a valid meeting of our stockholders. The required quorum for the transaction of business at the Annual Meeting is one-third of our issued and outstanding shares of common stock as of the Record Date.

In order to be counted for purposes of determining whether a quorum exists at the Annual Meeting, shares must be present at the Annual Meeting either in person or represented by proxy. Shares that will be counted for purposes of determining whether a quorum exists will include:

●	shares represented by properly executed proxies for which voting instructions have been given, including proxies which are marked “Abstain” or “Withhold” for any matter;

●	shares represented by properly executed proxies for which no voting instruction has been given; and

●	broker non-votes.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular Proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote such shares. Under the broker voting rules of the NYSE American, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025 (Proposal Two) is considered a “routine” matter, and the election of directors (Proposal One) and the non-binding, annual advisory vote on executive compensation (Proposal Three) are considered “non-routine” matters.

Entitlement to Vote

If you are a registered holder of shares of our common stock as of May 22, 2025, the Record Date for the Annual Meeting, you may vote those shares of our common stock in person at the Annual Meeting or by proxy in the manner described below under “Voting of Proxies”. If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution in respect of voting your shares.

Voting of Proxies

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with your instructions on the Proxy Card or as instructed via internet. You may specify whether your shares should be voted for all, withhold all or for all except one or more of the nominees you specify with respect to Proposal One. You may specify whether your shares should be voted for, against or abstain with respect to Proposals Two and Three. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Transfer Online, Inc., or you have stock certificates registered in your name, you may vote by any of the following methods pursuant to the instructions set forth in the Proxy Card:

By Internet. Go to www.proxyvote.com or scan the QR code provided in your Proxy Card with you smartphone. Have your Proxy Card or voting instruction card in hand when you access the voting website. On the internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the internet, you can also request electronic delivery of future proxy materials.

Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 16, 2025.

By Telephone. Call 1-800-690-6903 from a touch-tone telephone and follow the instructions. You should have your Proxy Card in hand when you call. Telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on July 16, 2025.

By Mail. You can vote by mail by completing, signing, dating and returning your Proxy Card as instructed on the card. If you sign the Proxy Card, but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below. Please see the Proxy Card for instructions.

In Person. If you are a stockholder of record, you will also be able to vote your shares by participating in the Annual Meeting.

You may receive more than one Proxy Statement and Proxy Card or voting instruction card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above for each account to ensure that all of your shares are voted. The time limit for the deposit of proxies may be waived or extended by the chairperson of the Meeting, at the chairperson’s discretion, without notice.

If you own your shares of common stock through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Inspector of Elections

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. Each proposal will be tabulated separately.

Revocation of Votes

You may revoke your proxy at any time before it is voted by:

(a)	filing a written notice of revocation of proxy with our Secretary at any time before the taking of the vote at the Annual Meeting;

(b)	executing a later-dated proxy and delivering it to our Secretary at any time before the taking of the vote at the Annual Meeting; or

(c)

attending at the Annual Meeting and giving affirmative notice that you intend to revoke your proxy and are voting in person. Please note that your attendance at the Annual Meeting will not, in and of itself, revoke your proxy.

All shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted in accordance with the instructions of the stockholder who has executed the proxy. If no choice is specified in a proxy, the shares represented by the proxy will be voted FOR all matters to be considered at the Annual Meeting as set forth in the accompanying Notice of Annual Meeting. The shares represented by proxy will also be voted for or against such other matters as may properly come before the Annual Meeting in the discretion of the persons named in the proxy as proxyholders. We are currently not aware of any other matters to be presented for action at the Annual Meeting other than those described herein.

Any written revocation of a proxy or subsequent later-dated proxy should be delivered to the Company at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401, Attention: Secretary.

Votes Required

Proposal One – Election of Directors: The affirmative vote of the holders of a plurality of our shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the election of our directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Stockholders may vote in favor of the election of directors or withhold authority to vote with respect to one or more directors. Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director.

Proposal Two – Appointment of Independent Registered Public Accountants: The affirmative vote of the holders of a majority of our shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of our independent registered public accountants. Stockholders may vote in favor of or against this proposal or they may abstain. Abstentions are deemed to be “votes cast” and will have the same effect as a vote against this proposal. Since this proposal is considered a “routine” matter, if you do not provide voting instructions to your broker regarding this proposal, your broker will be permitted to exercise discretionary authority to vote your shares on this proposal. Failure by your broker to exercise this discretionary authority will have no effect on approval of this proposal.

Proposal Three – Executive Compensation: The vote to approve the compensation of our named executive officers (commonly known as a “say-on-pay” vote) is advisory and, therefore, not binding on the Company, our Compensation Committee or our Board of Directors. The affirmative vote of the holders of a majority of our shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the non-binding advisory vote on executive compensation. Stockholders may vote in favor or against this proposal or they may abstain. Abstentions are deemed to be “votes cast” and will have the same effect as a vote against this proposal. Since this proposal is considered a “non-routine” matter, meaning your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, broker non-votes will have no effect on approval of this proposal.

Stockholder Proposals

No proposals have been received from any stockholder for consideration at the Annual Meeting.

Voting Results

The preliminary voting results will be announced at the Annual Meeting, and we will publish the voting results in a Current Report on Form 8-K (the “Form 8-K”), which we expect to file with the SEC within four business days of the Annual Meeting. If final results are unavailable when we file the Form 8-K, then we will file an amendment to the Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Other Matters

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxyholders will vote in accordance with their best judgment on such matters. The grant of a proxy also will confer discretionary authority on the persons named as proxyholders to vote in accordance with their best judgment on matters incidental to the conduct of the Annual Meeting.

No Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to the matters that are the subject of this proxy solicitation under the laws of the State of Nevada, our certificate of incorporation or our bylaws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Annual Meeting, other than: (i) elections to office; and (ii) as named executive officers in respect of whose compensation the non-binding advisory vote on executive compensation will be held:

●	each person who has been one of our directors or executive officers at any time since the beginning of our last fiscal year;

●	each nominee for election as one of our directors; or

●	any associate of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 28, 2025, by:

●	each person who is known by us to beneficially own more than 5% of our shares of common stock; and

●

each of our Chief Executive Officer, Chief Financial Officer and those executive officers that earned in excess of $100,000 during the fiscal years ended July 31, 2024, 2023 and 2022 (each, a “Named Executive Officer” or “NEOs”); and

●	all of our directors and executive officers as a group.

The number of shares beneficially owned and the related percentages are based on 444,349,147 shares of common stock outstanding as of May 28, 2025.

For the purposes of the information provided below, shares that may be issued upon the exercise or conversion of stock options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following May 28, 2025, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership

Directors and Named Executive Officers:

Amir Adnani 1188 West Georgia Street, Suite 1830 Vancouver, British Columbia, Canada, V6E 4A2	5,396,212 (2)	1.2%

Spencer Abraham 500 North Shoreline Boulevard, Suite 800N Corpus Christi, Texas, U.S.A., 78401	817,196 (3)	*

David Kong 1188 West Georgia Street, Suite 1830 Vancouver, British Columbia, Canada, V6E 4A2	328,029 (4)	*

Vincent Della Volpe 500 North Shoreline Boulevard, Suite 800N Corpus Christi, Texas, U.S.A., 78401	411,028 (5)	*

Gloria Ballesta 1188 West Georgia Street, Suite 1830 Vancouver, British Columbia, Canada, V6E 4A2	313,268 (6)	*

Trecia Canty 500 North Shoreline Boulevard, Suite 800N Corpus Christi, Texas, U.S.A., 78401	133,429 (7)	*

Scott Melbye 500 North Shoreline Boulevard, Suite 800N Corpus Christi, Texas, U.S.A., 78401	1,489,687 (8)	*

Brent Berg 500 North Shoreline Boulevard, Suite 800N Corpus Christi, Texas, U.S.A., 78401	24,971 (9)	*

Pat Obara 1188 West Georgia Street, Suite 1830 Vancouver, British Columbia, Canada, V6E 4A2	1,302,715 (10)	*

All directors and executive officers as a group (9 persons)	9,036,441 (11)	2.0%

5% Stockholders:

BlackRock, Inc. 50 Hudson Yards New York, NY, U.S.A., 10001	29,529,945 (12)	6.6%

Global X Management Company LLC 605 3rd Avenue, 43rd Floor New York, NY, U.S.A., 10158	28,428,351 (13)	6.4%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA, U.S.A., 19355	22,222,813 (14)	5.0%

Notes:

*	Less than one percent.
(1)

Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security. Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Proxy Statement. As of May 28, 2025, there were 444,349,147 shares of common stock of the Company issued and outstanding.

(2)

This figure represents (i) 5,222,667 shares of our common stock held directly or indirectly by Mr. Adnani; (ii) 3,000 shares of our common stock held of record by Mr. Adnani’s wife; (iii) stock options to purchase 38,305 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iv) 132,240 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(3)

This figure represents (i) 676,524 shares of our common stock held directly by Mr. Abraham; (ii) stock options to purchase 132,324 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 8,348 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(4)

This figure represents (i) 158,952 shares of our common stock held directly by Mr. Kong; (ii) stock options to purchase 165,738 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 3,339 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(5)

This figure represents (i) 194,992 shares of our common stock held directly by Mr. Della Volpe; (ii) stock options to purchase 212,697 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 3,339 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(6)

This figure represents (i) 90,232 shares of our common stock held directly by Ms. Ballesta; (ii) stock options to purchase 219,697 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 3,339 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(7)

This figure represents (i) 5,128 shares of our common stock held directly by Ms. Canty; (ii) stock options to purchase 124,962 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 3,339 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(8)

This figure represents (i) 988,031 shares of our common stock held directly by Mr. Melbye; (ii) stock options to purchase 481,520 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 20,136 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(9)

This figure represents (i) 3,045 shares of our common stock held directly by Mr. Berg; (ii) stock options to purchase 17,919 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 4,007 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(10)

On October 1, 2024, Mr. Obara stepped down as Chief Financial Officer of our Company and was succeeded by Josephine Man as Secretary, Treasurer and Chief Financial Officer and was appointed as Senior Vice President, Administration of our Company. He ceased to be an executive officer of our Company as of such date. This figure represents (i) 853,217 shares of our common stock held directly by Mr. Obara; (ii) stock options to purchase 430,297 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 19,201 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(11)

This figure represents (i) 7,381,398 shares of our common stock; (ii) stock options to purchase 1,476,956 shares of our common stock, which have vested or will vest within 60 days of the date hereof; and (iii) 178,087 shares of our common stock issuable pursuant to restricted stock units that will vest within 60 days of the date hereof.

(12)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2024.
(13)	This information is based on a Schedule 13G/A filed with the SEC by Global X Management Company LLC on November 14, 2024.
(14)	This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 13, 2024.

Changes in Control

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may, at a subsequent date, result in a change in our control.

PROPOSAL NUMBER ONE:

ELECTION OF DIRECTORS TO OUR BOARD OF DIRECTORS

Election of Directors

Each of our directors is elected annually at the annual meeting of our stockholders and, upon the director’s election, will hold office until our next annual meeting or until his or her successor is elected and qualified.

The persons named in the enclosed form of proxy as proxyholders intend to vote FOR the election of the nominees listed below as directors unless instructed otherwise, or unless a nominee is unable or unwilling to serve as a director of the Company. Our Board of Directors has no reason to believe that any nominee is unable or unwilling to serve, but if a nominee should determine not to serve, the persons named in the form of proxy as proxyholders will have the discretion and intend to vote for another candidate that would be nominated by our Board of Directors.

The affirmative vote of a plurality of the votes present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of each nominee as a director. Our constating documents do not provide for cumulative voting in the election of directors.

Nominees for Election as Directors

Amir Adnani, Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty, each of whom is a current director, have been nominated for election as directors. It is the intention of the persons named in the accompanying form of proxy as proxyholders to vote proxies for the election of each of the nominees as a director and each of the nominees has consented to being named in this Proxy Statement and to serve as a director, if elected.

Our Board of Directors has conducted an extensive board effectiveness assessment with regard to each director nominee, and it has determined that each director nominee meets a high standard in terms of meeting attendance, preparation and engagement with the Company. All nominees are highly effective and bring a diverse set of backgrounds and expertise to the Board of Directors.

Directors and Executive Officers

Our current directors and executive officers and their respective ages as of May 28, 2025, are as follows:

Name	Age	Position with the Company
Amir Adnani	47	President, Chief Executive Officer, Principal Executive Officer and a director
Spencer Abraham	72	Chairman (non-executive) and a director
David Kong	78	A director
Vincent Della Volpe	82	A director
Gloria Ballesta	49	A director
Trecia Canty	55	A director
Josephine Man	51	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer
Scott Melbye	62	Executive Vice President
Brent Berg	53	Senior Vice President, U.S. Operations

On October 1, 2024, Josephine Man was appointed our Secretary, Treasurer and Chief Financial Officer, succeeding Pat Obara, who ceased to be an executive officer of our Company as of such date. On that date, Mr. Obara was appointed as Senior Vice President, Administration of our Company.

The following describes the business experience of each of our current directors and each nominee for election to our Board of Directors, including other directorships held in reporting companies:

Amir Adnani.  Amir Adnani is a founder of Uranium Energy Corp and has served as President, Chief Executive Officer and a director since January 2005.  Under his leadership, the Company has developed into the largest diversified North American focused uranium company with low-cost, environmentally friendly in-situ recovery (“ISR”) uranium projects in the U.S. and high-grade conventional projects in Canada.  In the U.S., UEC controls the largest portfolio of fully permitted ISR projects, anchored by three operational processing plants in Wyoming and Texas.  In Canada, UEC controls one of the largest portfolios of exploration and development holdings in the prolific Athabasca basin, including the world-class, 100% owned Roughrider Project.

Mr. Adnani serves on the World Nuclear Association board of management, contributing to governance, policy and strategy development. Mr. Adnani has represented the industry in key world forums and has given a variety of presentations at prominent industry conferences organized by the International Atomic Energy Agency, World Nuclear Fuel Market and the Milken Institute.  He is a frequent contributor to the business media, including CNBC, The Wall Street Journal, Bloomberg and Fox Business News.

Fortune magazine distinguished Mr. Adnani on their “40 Under 40, Ones to Watch” list of North American executives.  He was selected as one of “Mining’s Future Leaders” by Mining Journal, a UK-based global industry publication.  He was also a nominee for Ernst & Young’s “Entrepreneur of the Year” distinction.

Mr. Adnani is the founder and Co-Chairman of GoldMining Inc., a publicly listed gold acquisition and development company and is the Chairman of Uranium Royalty Corp., the first and only publicly listed royalty company in the uranium sector.  Mr. Adnani is also a founder of Gold Royalty Corp., a publicly listed gold royalty company where he served as a director from November 2020 to March 2023.

Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia and was a director of the university’s Alumni Association from 2015 to 2021.

The Board of Directors has concluded that Mr. Adnani should serve as a director given his involvement with the Company since its inception and his experience in the uranium industry.

Spencer Abraham. Spencer Abraham has served as Chairman (non-executive) of our Board of Directors since March 2017. Mr. Abraham served as Executive Chairman from October 2015 to March 2017 and as the Chairman of our Advisory Board from December 2012 to October 2015. Mr. Abraham is the Chairman and Chief Executive Officer of The Abraham Group LLC, an international strategic consulting firm based in Washington, D.C. President George W. Bush selected Mr. Abraham as the tenth Secretary of Energy of the United States in 2001. During his tenure at the Energy Department from 2001 to 2005, Mr. Abraham developed policies and regulations to ensure the nation’s energy security, was responsible for the U.S. Strategic Petroleum Reserve, oversaw domestic oil and gas development policy and nuclear energy policy, developed relationships with international governments, including members of the Organization of the Petroleum Exporting Countries, and led the landmark nuclear nonproliferation HEU program between the United States and Russia. Mr. Abraham served as a United States Senator for the State of Michigan from 1995 to 2001. At a time when the Trump Administration and U.S. Congress are considering significant issues pertaining to the U.S. uranium mining sector, Mr. Abraham’s expertise in the public policy arena is especially valuable and he is very actively involved in working with the Company to address these matters.

Mr. Abraham has served as a director of Two Harbors Investment Corp. (NYSE: TWO) since May 2014, as a director of PBF Energy Inc. (NYSE: PBF) since October 2012 and as a director of NRG Energy, Inc. (NYSE: NRG) since December 2012. Mr. Abraham served as a director of GenOn Energy, Inc. from January to December 2012, when it was acquired by NRG Energy, Inc. Previously, Mr. Abraham served as a director of Occidental Petroleum Corporation (NYSE: OXY) from 2005 to May 2020, as the U.S. Chairman of Areva Inc., the North American subsidiary of Areva, and on the boards of several other public and private companies.

Mr. Abraham holds a Juris Doctor degree from Harvard Law School and is an alumnus of Michigan State University.

The Board of Directors has concluded that Mr. Abraham should serve as a director given his extensive experience in the energy sector, including directing key aspects of energy strategy as Secretary of Energy of the United States from 2001 to 2005, and as a board member of various public companies in the oil, gas and power sectors.

David Kong. David Kong has served on our Board of Directors since January 2011 and served as our lead independent director from June 2016 to May 2024. Mr. Kong serves as Chairperson of our Audit Committee and is a member of our Compensation Committee, our Corporate Governance and Nominating Committee and our Sustainability Committee. Mr. Kong has also served as a director of GoldMining Inc., a public company listed on the Toronto Stock Exchange (the “TSX”) and the NYSE American since October 2010, as a director of Silvercorp Metals Inc., a public company listed on the TSX and the NYSE American, from November 2011 to September 2023, and as a director of New Pacific Metals Corp., a public company listed on the TSX and the NYSE American, from November 2010 to December 2022.

Mr. Kong holds a Bachelor in Business Administration and earned his Chartered Accountant designation (CPA, CA) in British Columbia, Canada, in 1978. Mr. Kong was a partner at Ellis Foster, Chartered Accountants, from 1981 to 2004, before merging with EY (formerly Ernst & Young LLP), Chartered Professional Accountants, in 2005, where he was a partner until 2010. Mr. Kong is a certified director (ICD.D) of the Institute of Corporate Directors.

The Board of Directors has concluded that Mr. Kong should serve as a director given his business experience and specialized expertise in finance and accounting.

Vincent Della Volpe. Vincent Della Volpe has served on our Board of Directors since July 2007 and also serves as Chairperson of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. Mr. Della Volpe has served as a professional money manager for over 35 years, including as a senior portfolio manager of pension funds for Honeywell Corporation and as Senior Vice President of the YMCA Retirement fund in New York. Throughout his career, Mr. Della Volpe has particularly focused on the management of energy and utility equity portfolios, and he also has experience managing venture capital investments. Mr. Della Volpe holds a Bachelor of Arts in Accounting and an MBA in finance, both from Seton Hall University.

The Board of Directors has concluded that Mr. Della Volpe should serve as a director given his involvement with the Company since 2007 and his specialized expertise in finance.

Gloria Ballesta. Gloria Ballesta has served on our Board of Directors since July 2018 and also serves as Chairperson of our Corporate Governance and Nominating Committee and is a member of our Audit Committee, our Compensation Committee and our Sustainability Committee. Ms. Ballesta has served as the Chief Executive Officer of Camglo Management SAS, a private company providing software security solutions, since December 2023, and serves as a director of GoldMining Inc., a public company listed on the TSX and the NYSE American since August 2010. Ms. Ballesta served as the Chief Executive Officer of Content Mode SAS, a contact center based in Colombia, from January 2016 to December 2023. Ms. Ballesta has experience managing administrative and compliance procedures for spin-offs, take-overs and financings of various public companies. Ms. Ballesta holds an LLB (Hons.) from the CEU Cardenal Herrera University in Spain and a Master’s degree in Marketing and Business Management from ESIC School of Business in Spain.

The Board of Directors has concluded that Ms. Ballesta should serve as a director given her significant international experience and experience serving as an independent director for other reporting companies.

Trecia Canty. Trecia Canty has served on our Board of Directors since March 2023 and also serves as Chairperson of our Sustainability Committee. Ms. Canty has over 25 years of experience in finance, strategic transactions, corporate governance, compliance, enterprise risk and ESG and has extensive energy industry experience, including exploration and production, public utilities, pipelines and related businesses in the United States and Canada. Since 2015, Ms. Canty has served as the Senior Vice President, General Counsel and Corporate Secretary and a member of the Executive Committee of PBF Energy Inc. (NYSE: PBF), a Fortune 200 company that is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. Ms. Canty is a graduate of Dartmouth College and received a Master’s degree in Public Affairs from Princeton University’s School of International and Public Affairs and a Juris Doctor from Columbia University’s School of Law.

The Board of Directors has concluded that Ms. Canty should serve as a director given her extensive legal, regulatory and senior leadership experience in the energy industry.

The following describes the business experience of each of the non-director executive officers of the Company:

Josephine Man. Josephine Man has served as our Secretary, Treasurer and Chief Financial Officer since October 2024. Ms. Man has over 28 years of experience in financial reporting, corporate finance, mergers and acquisitions, and risk management. Ms. Man presently serves as Chief Financial Officer and Corporate Secretary of Uranium Royalty Corp., a public company listed on the TSX and the Nasdaq Capital Market, where she is responsible for leading all finance functions and risk management. Previously, between 2020 and 2022, Ms. Man was Chief Financial Officer of Gold Royalty Corp., a public company listed on the NYSE American. From 2010 to 2013, Ms. Man was an audit partner with Ernst & Young LLP in Vancouver. Ms. Man is a Chartered Professional Accountant, Certified Public Accountant (Washington) and Certified Public Accountant (Hong Kong). Ms. Man holds a Bachelor of Business Administration from Simon Fraser University and a Master of Business Administration from the University of British Columbia.

Scott Melbye.  Scott Melbye has served as our Executive Vice President since September 2014. Mr. Melbye is a 41-year veteran of the nuclear energy industry having held key leadership positions in major global uranium mining companies and various industry organizations. He has passionately promoted the growth and competitiveness of the nuclear fuel cycle in supporting nuclear power as a clean, affordable and reliable source of energy to meet the world’s ever-expanding needs.

As our Executive Vice President, Mr. Melbye is responsible for the uranium marketing and sales function and is a key contributor towards the achievement of the Company’s strategic growth objectives. Mr. Melbye currently serves as the Chief Executive Officer, President and a director of Uranium Royalty Corp., a public company listed on the TSX and the Nasdaq Capital Market. Previously, Mr. Melbye served as the Vice President, Commercial at Uranium Participation Corporation (now Sprott Physical Uranium Trust) from 2014 to 2018, and concurrently served as an advisor, to the Chairman of Kazatomprom, the world’s leading uranium producer in Kazakhstan, guiding their business transformation process as it related to marketing and sales strategy. Through June 2014, Mr. Melbye was Executive Vice President, Marketing for Uranium One, responsible for global sales activities, where he expanded that company’s forward book, particularly in the emerging markets of the United Arab Emirates and China. He also supported the global investor-relations efforts of the Chief Executive Officer during the time that Uranium One was publicly traded on the TSX.

Prior to this, Mr. Melbye spent 22 years with the Cameco Group of companies, both at their Saskatoon head office and with their U.S. subsidiaries. He most recently served as President of Cameco Inc., the subsidiary responsible for managing that company’s world-wide uranium marketing and trading activities (achieving annual sales exceeding 30 million pounds U3O8 through established relationships with most global nuclear utilities). Mr. Melbye’s previous experience includes uranium brokerage and trading at Nukem Inc. in New York, and nuclear fuel procurement at the Palo Verde Nuclear Generating Station in Arizona.

Mr. Melbye is currently the President of the Uranium Producers of America (“UPA”). The UPA is the domestic mining organization that advocates for U.S. Government policies supportive of national energy, and security and interests of a strong and competitive American uranium industry. He is also a past Chair of the Board of Governors of the World Nuclear Fuel Market. Mr. Melbye is a frequent speaker at nuclear industry conferences and has participated in numerous high-level, United States and Canadian trade missions to markets such as Central Europe, China, India, United Arab Emirates and Mexico. Mr. Melbye has provided expert testimony before the U.S. House Oversight Committee on Department of Energy inventory dispositions, and the U.S. Senate Energy and Natural Resources Committee on regaining American nuclear leadership and foreign critical minerals dependency. In addition, he testified before the U.S. International Trade Commission on uranium imports from Kazakhstan following the dissolution of the Soviet Union. Mr. Melbye received a Bachelor of Science in Business Administration with degree specialization in International Business from Arizona State University in 1984.

Brent Berg. Brent Berg has served as our Senior Vice President, U.S. Operations since March 2024. Mr. Berg is a highly qualified mining and mineral processing professional with over 28 years of experience in the minerals industry, including more than 22 years in uranium production in the U.S. and Canada. Mr. Berg is the former President of Cameco Resources, where he led Cameco’s U.S. uranium ISR operations in Wyoming and Nebraska. This experience included management and oversight of Cameco’s ISR facilities and the successful start-up and operation of its North Butte satellite ISR operation in Wyoming. Under his management, U.S. production reached over 2.6 million pounds prior to Cameco curtailing production due to market conditions. Mr. Berg also has extensive open pit and underground mining experience, including Cameco’s Key Lake, McArthur River and Rabbit Lake operations.

Most recently, Mr. Berg was the President and CEO of Rare Element Resources Ltd., where he was responsible for overall day-to-day management and operation of that company, including its strategic, financial and operational leadership. Mr. Berg is a Professional Engineer with a B.A.Sc. in Regional Environmental Systems Engineering from the University of Regina and an MBA from the University of Regina. In 2023, Mr. Berg completed a Master of Legal Studies, Magna Cum Laude, from the University of Arizona, with a focus on mining law and policy.

Director Qualifications and Experience

The following summarizes the relevant experiences, qualifications, attributes and skills that our director nominees bring to the Board of Directors that are important to our business.

Mining Industry Experience

Directors who have experience serving on mining company boards, in senior leadership roles at mining companies and/or technical expertise in one or more of the following areas: production, mine operations, mine development, exploration, project development and mergers and acquisitions bring an understanding of our business and oversight of strategy.

Senior Leadership Experience

Directors who have experience serving in senior leadership roles at large/complex organizations bring strong abilities to motivate others, to identify and develop leadership qualities in others, to achieve strategic priorities and to create long-term value.

Public Company Board Experience

Directors who have experience serving on other public company boards bring knowledge of the operation of the board and relationships between the board, the chief executive officer and other senior management, insights on key issues, agenda setting, risk oversight, corporate governance, executive compensation and operational and compliance-related matters.

International Business Experience

Directors who have experience serving on other company boards or in senior leadership roles at other companies that have international operations bring knowledge of diverse business, political, cultural and regulatory environments.

Capital Markets Experience

Directors who have experience relating to capital markets bring knowledge of investor expectations and perspectives related to capital raising, capital structure, financing transactions, dispositions, mergers, acquisitions and other strategic transactions.

Accounting and Financial Reporting Experience

Directors who have past professional experience in finance or accounting and a requisite professional certification in accounting or experience serving as a chief executive officer, chief financial officer or as another senior officer with financial oversight responsibilities or experience serving on other public company audit committees, bring an understanding of financial oversight responsibilities required to oversee the Company’s financial reporting and internal control functions.

Corporate Governance, Safety, Health, Environment and Sustainability Experience	Directors who have experience relating to corporate governance, workplace safety, health, the environment and sustainability bring knowledge of leading practices to oversee strong performance.
Government, Regulatory and Public Policy Experience	Directors who have experience relating to government, regulatory or public policy matters bring knowledge helpful to operate in a complex regulatory environment.

The following identifies the relevant experiences, qualifications, attributes and skills possessed by our director nominees:

Skill	Amir Adnani	Spencer Abraham	David Kong	Vincent Della Volpe	Gloria Ballesta	Trecia Canty
Mining Industry Experience	✔	✔	✔	✔	✔	✔
Senior Leadership Experience	✔	✔	✔			✔
Public Company Board Experience	✔	✔	✔	✔	✔
International Business Experience	✔	✔	✔	✔	✔	✔
Capital Markets Experience	✔		✔	✔		✔
Accounting and Financial Reporting Experience	✔		✔	✔	✔	✔
Corporate Governance, Safety, Health, Environment and Sustainability Experience	✔	✔	✔	✔	✔	✔
Government, Regulatory and Public Policy Experience		✔				✔

Term of Office

All of our directors hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until their successors are appointed and qualified.

Significant Employees

There are no significant employees other than our executive officers.

Family Relationships

There is no family relationship between any of our executive officers or directors.

Meetings of Directors During the Last Fiscal Year

The Company’s Board of Directors held six meetings in person or by teleconference during the fiscal year ended July 31, 2024 (“Fiscal 2024”). During Fiscal 2024, each director attended 100% of the total number of meetings of the Board of Directors held during Fiscal 2024. Each director attended 100% of the total number of meetings held by the Board of Directors’ committees on which the director served during Fiscal 2024.

The Company does not have a formal policy with respect to director attendance at annual stockholders’ meetings; however, all directors are encouraged to attend. All directors attended the 2024 annual meeting of stockholders in person or by teleconference.

Board Independence

The Board of Directors has determined that Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty each qualify as independent directors under the listing standards of the NYSE American.

Committees of the Board of Directors

Our Board of Directors currently has four board committees: an Audit Committee; a Compensation Committee; a Corporate Governance and Nominating Committee; and a Sustainability Committee. These committees operate pursuant to charters adopted in respect of each committee, each of which are posted on the Company’s website at www.uraniumenergy.com.

The following sets forth information relating to the Company’s Board of Directors’ committees:

Audit Committee

Our Audit Committee has been structured to comply with Rule 10A-3 under the Exchange Act. Our Audit Committee is comprised of David Kong, Vincent Della Volpe and Gloria Ballesta. Our Board of Directors has determined that each member of the Audit Committee meets the audit committee member independence standards of the NYSE American. Mr. Kong is the Chairperson of the Audit Committee. Our Board of Directors has determined that Mr. Kong satisfies the criteria for an audit committee financial expert under Item 407(d)(5) of Regulation S-K of the rules of the SEC. Each Audit Committee member is able to read and understand fundamental financial statements, including the Company’s consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows.

The Audit Committee meets with management and our external auditors to review matters affecting the Company’s financial reporting, the system of internal accounting and financial controls and procedures, audit procedures and audit plans. The Audit Committee reviews significant financial risks and any off-balance sheet transactions and is involved in the appointment of senior financial executives. The Audit Committee is mandated to monitor the Company’s annual audit, quarterly review and the preparation of financial statements and to review and recommend to the Board of Directors all financial disclosure contained in the Company’s public documents. The Audit Committee is also mandated to appoint an external auditor, monitor their qualifications and independence and determine the appropriate level of their remuneration. The Company’s external auditor reports directly to the Audit Committee and to the Board of Directors. The Audit Committee and Board of Directors each have the authority to terminate the external auditor’s engagement (subject to confirmation by our stockholders). The Audit Committee also approves in advance any permitted services to be provided by its external auditor which are not related to the audit.

The Audit Committee is mandated to identify and monitor enterprise risks, including oversight of cyber security, in order to mitigate information security risks for the Company. The Audit Committee receives reports from management at Audit Committee meetings held quarterly that identify cyber security risks and the measures taken to mitigate such risks. Additionally, the Company carries a cyber liability insurance policy. The Company’s employees and contractors are trained in the application of the Company’s cyber security policy, including procedures to protect its users and information technology infrastructure.

We will provide appropriate funding as determined by the Audit Committee to permit the Audit Committee to perform its duties and to compensate its advisors. The Audit Committee, at its discretion, has the authority to initiate special investigations and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Audit Committee to fulfill its duties.

The Audit Committee discharged its mandate in respect of Fiscal 2024, including the review and recommendation to our Board of Directors of all financial disclosure contained in the Company’s public documents. The Audit Committee held four meetings in person during Fiscal 2024. The Audit Committee met without Company management being present at its meeting with respect to the Company’s fiscal year end.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for Fiscal 2024 with Company management. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Chartered Professional Accountants, the matters required to be discussed in accordance with Auditing Standard No. 1301 Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the discussions and reviews referenced above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Fiscal 2024 be included in the Company’s Annual Report on Form 10-K. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025. This report is provided by the following independent directors who comprise the Audit Committee: David Kong; Vincent Della Volpe; and Gloria Ballesta.

Compensation Committee

Our Compensation Committee is comprised of Vincent Della Volpe, David Kong and Gloria Ballesta. Our Board of Directors has determined that each member of the Compensation Committee meets the compensation committee independence standards of the NYSE American. Mr. Della Volpe is the Chairperson of the Compensation Committee.

The Compensation Committee is responsible for considering and authorizing terms of employment and compensation of directors, executive officers and employees and providing advice on compensation structures in the various jurisdictions in which the Company operates. In addition, the Compensation Committee reviews and oversees our overall compensation objectives and any significant modifications made to employee benefit plans, including those applicable to directors and executive officers, and proposes any awards of stock options and incentive and deferred compensation benefits. The Compensation Committee held one meeting in person during Fiscal 2024. The Compensation Committee acted without Company management’s involvement during Fiscal 2024.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is comprised of Gloria Ballesta, Vincent Della Volpe and David Kong. Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee meets the independence standards of the NYSE American. Ms. Ballesta is the Chairperson of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee is responsible for developing an appropriate approach to corporate governance issues and compliance with governance rules. The Corporate Governance and Nominating Committee is also mandated to plan for the succession of our Company, including recommending director candidates, reviewing board procedures, size and organization and monitoring senior management with respect to governance issues.

The Corporate Governance and Nominating Committee identifies individuals believed to be qualified to become Board of Director members and executive officers of the Company and recommends individuals to fill vacancies. There are no minimum qualifications for consideration for nomination to be a director or executive officer of the Company. The Corporate Governance and Nominating Committee assesses all nominees using generally the same criteria. In nominating candidates, the Corporate Governance and Nominating Committee takes into consideration such factors as it deems appropriate, including skills, knowledge, experience and personal character, as well as the needs of the Company.

Sustainability Committee

Our Sustainability Committee is comprised of Trecia Canty, David Kong and Gloria Ballesta. Our Board of Directors has determined that each member of the Sustainability Committee meets the independence standards of the NYSE American. Ms. Canty is the Chairperson of the Sustainability Committee.

The Sustainability Committee is responsible for oversight of sustainability including environmental, social, health and safety matters. The Sustainability Committee is mandated to oversee the Company’s framework for the development of environmental, social, health and safety policies and programs and performance thereunder. The Sustainability Committee held one meeting in person during Fiscal 2024. The Sustainability Committee acted without Company management’s involvement during Fiscal 2024.

Diversity Policy

The Board of Directors has adopted a written diversity policy (the “Diversity Policy”) that sets out the Company’s approach to diversity, including gender, on the Board of Directors and among the executive officers of the Company. The Corporate Governance and Nominating Committee and the Board of Directors aim to attract and maintain directors and an executive team that have an appropriate mix of diversity, skill and expertise.

Pursuant to the Diversity Policy, all Board of Directors and executive officer appointments will be based on merit, and the skill and contribution that the candidate is expected to bring to the Board of Directors and the executive team, with due consideration given to the benefits of diversity. Pursuant to the Diversity Policy, when considering the composition of, and individuals to nominate or hire to, the Board of Directors and the executive team, the Corporate Governance and Nominating Committee and the Board of Directors, as applicable, shall consider diversity from a number of aspects and including, but not limited to, gender, age, ethnicity, cultural diversity, education, experience, skills, thought, perspectives, personal qualities and attributes and geographic profiles. In addition, when assessing and identifying potential new members to join the Board of Directors or the executive team, the Corporate Governance and Nominating Committee and the Board of Directors, as applicable, considers the current level of diversity on the Board of Directors and the executive team.

The Corporate Governance and Nominating Committee and the Board of Directors are responsible for developing measurable objectives to implement the Diversity Policy and to measure its effectiveness. The Corporate Governance and Nominating Committee meets annually, or otherwise as applicable, to consider whether to set targets based on diversity for the appointment of individuals to the Board of Directors or the executive team, recognizing that, notwithstanding any targets set in any given year, the selection of diverse candidates will depend on the pool of available candidates with the necessary skills, knowledge and experience.

As at the date of this Proxy Statement, our director nominees identify as 50% racially diverse, 50% white, 17% asian, 17% hispanic, 17% black, 67% ethnically diverse and 33% female. Our executive officers identify as 50% ethnically diverse and 25% female. The Board of Directors believes that having directors with diverse backgrounds and experiences can enhance the effectiveness of the Board of Directors and the long-term performance of the Company.

The Corporate Governance and Nominating Committee has performed a review of the experience, qualifications, attributes and skills of our Company’s director nominees and believes that our Company’s director nominees possess a variety of complementary skills and characteristics, including the following:

●	personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

●	successful business or professional experience;

●	various areas of expertise or experience;

●	willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with the affairs of the Company;

●	a demonstrated commitment to the success of the Company; and

●	diverse perspectives, qualifications and knowledge.

For a discussion of the specific backgrounds and qualifications of our director nominees, see each of “Directors and Executive Officers” and “Director Qualifications and Experience” in this Proxy Statement.

The Corporate Governance and Nominating Committee considers nominees recommended by stockholders if such recommendations are made in writing to the Corporate Governance and Nominating Committee and evaluates nominees for election in the same manner whether the nominee has been recommended by a stockholder or otherwise. To recommend a nominee, please write to the Company’s Corporate Governance and Nominating Committee, c/o Uranium Energy Corp., at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401.

The Corporate Governance and Nominating Committee held two meetings in person during Fiscal 2024. The Corporate Governance and Nominating Committee acted without Company management’s involvement during Fiscal 2024.

During Fiscal 2024 and thereafter the Corporate Governance and Nominating Committee:

●	considered management’s recommendations with respect to areas where the Company’s governance policies and procedures may be improved; and

●	reviewed Board of Director composition, membership on the Board of Director committees and executive roles.

Director Time Commitments Policy

The Board of Directors believes that wider perspectives and best practices learned by directors serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore, we have adopted a Director Time Commitments Policy (the “Director Time Commitments Policy”). The Director Time Commitments Policy provides that the Company’s non-executive Chairman and, if applicable, lead independent director shall be limited to serving on four public company boards, including the Company’s Board of Directors (excluding private companies and other non-public companies). The Company’s Corporate Governance and Nominating Committee evaluates on at least an annual basis the outside director time commitments of the Company’s non-executive Chairman and, if applicable, lead independent director. Our Director Time Commitments Policy can be viewed on our website at www.uraniumenergy.com. All of our directors are in compliance with the Director Time Commitments Policy as of May 28, 2025.

Amir Adnani, our President, Chief Executive Officer and a director, serves as a director on two additional public company boards: Uranium Royalty Corp. (“URC”) and GoldMining Inc. Our Company currently owns approximately 13% of the outstanding shares of URC.

The Company’s Corporate Governance and Nominating Committee has reviewed Mr. Adnani’s commitments on the board of directors of other publicly traded companies and has determined that, given our Company’s status as a significant shareholder of URC and Mr. Adnani’s background and experience in the mining industry, Mr. Adnani currently has sufficient time to devote to the Company’s affairs to fulfill his responsibilities as a member of the Company’s Board of Directors. In making such determination, the Company’s Corporate Governance and Nominating Committee also considered that Mr. Adnani has attended 100% of all Board of Directors’ meetings in the last fiscal year and makes valuable contributions at the Board of Director level given his background and experience in mining and his role as a founder of the Company.

Stockholder Communications

Stockholders may contact an individual director, the Board of Directors as a group or a specified Board of Directors’ committee or group, including any non-employee directors as a group, either by: (i) writing to Uranium Energy Corp., at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401, Attention: Secretary; or (ii) sending an e-mail message to info@uraniumenergy.com.

Our Secretary will conduct an initial review of all such stockholder communications and will forward the communications to the persons to whom it is addressed, or if no addressee is specified, to the appropriate committee of the Board of Directors or the entire Board of Directors depending on the nature of the communication. Such communications will be assessed by the recipients as soon as reasonably practicable taking into consideration the nature of the communication and whether expedited review is appropriate.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors and officers. The Code describes the legal, ethical and regulatory standards that must be followed by the directors and officers of the Company and sets forth high standards of business conduct applicable to each director and officer. As adopted, the Code sets forth written standards that are designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

A copy of our Code and all material Company corporate governance charters, policies and guidelines can be viewed on our website at www.uraniumenergy.com.

Human Rights Policy

We have adopted a Human Rights Policy (the “Human Rights Policy”) that applies comprehensive standards to our operations across all geographic locations regarding the protection of human rights. Our Human Rights Policy can be viewed on our website at www.uraniumenergy.com.

Involvement in Certain Legal Proceedings

Except as disclosed in this Proxy Statement, during the past ten years none of the following events have occurred with respect to any of our directors or executive officers:

1.

a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(a)

acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(b)	engaging in any type of business practice; or

(c)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

4.

such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(a) above, or to be associated with persons engaged in any such activity;

5.

such person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated;

6.

such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

such person was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(a)	any federal or state securities or commodities law or regulation;

(b)

any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(c)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act) or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are currently no material legal proceedings to which any of our directors or executive officers is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Certain Relationships and Related Party Transactions

Except as described below, since the beginning of Fiscal 2024, none of our directors, nominees for director, officers or principal stockholders, nor any immediate family members of the foregoing, has or have any material interest, direct or indirect, in any transaction, or in any proposed transaction, in which the Company was to be a participant and in which the amount involved exceeds $120,000.

During Fiscal 2024, the Company incurred $28,384 in general and administrative costs paid to Blender Media Inc. (“Blender”), a company controlled by Arash Adnani, a direct family member of our President and Chief Executive Officer, for various services, including information technology, corporate branding, media, website design, maintenance and hosting, provided to our Company. Our President and Chief Executive Officer does not sit on any of our Board of Directors’ key committees: Audit Committee; Compensation Committee; Corporate Governance and Nominating Committee; or Sustainability Committee. Blender is an award-winning design agency and a leader of investor marketing in North America. Blender works with over 500 private and publicly traded companies on all major stock exchanges, including the NYSE, NASDAQ and TSX.

As of July 31, 2024 the amount owing to Blender totaled $1,456.

Our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to the Board of Directors, or approving any contracts or other transactions with any of our current or former executive officers. The Charter of the Audit Committee sets forth the Company’s written policy for the review of related party transactions.

Conflicts of Interest

To our knowledge, and other than as disclosed in this Proxy Statement, there are currently no known existing or potential conflicts of interest among us, our promoters, directors and officers, or other members of management, or any proposed director, officer or other member of management as a result of their outside business interests, except that certain of the directors and officers serve as directors and officers of other companies and, therefore, it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that all such reports were timely filed during Fiscal 2024 within two business days as required by the SEC.

Board Leadership Structure and Role in Risk Oversight

Amir Adnani serves as our President and Chief Executive Officer and Spencer Abraham serves as our independent Chairman (non-executive). Our Board of Directors takes an active role in risk oversight of the Company. Our executive officers report any significant risks that come to their attention to our Board of Directors. Our Audit Committee reviews significant financial and enterprise risks and reports them to our Board of Directors as well.

Insider Trading Arrangements and Policies

On November 20, 2023, the Board of Directors adopted an updated Insider Trading, Reporting and Blackout Policy (the “Insider Trading, Reporting and Blackout Policy”), which governs the purchase, sale and/or other dispositions of securities by directors, officers and employees of the Company and its subsidiary companies that are designed to promote compliance with insider trading laws and rules and regulations as part of the Company’s commitment to ethical and lawful business conduct.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

Our Board of Directors has established a Compensation Committee that operates under a written charter approved by the Board of Directors. Our Compensation Committee is comprised of Vincent Della Volpe, David Kong and Gloria Ballesta. Our Board of Directors has determined that each member of the Compensation Committee meets the compensation committee independence standards of the NYSE American. Mr. Della Volpe is the Chairperson of the Compensation Committee. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the Company. The independence of the Compensation Committee members is re-assessed regularly by the Company.

The Compensation Committee of our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

The responsibilities of the Compensation Committee, as stated in its charter, include the following:

●	review and approve the Company’s compensation guidelines and structure;

●	review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

●	review and approve on an annual basis the evaluation process and compensation structure for the Company’s other officers, including base compensation, bonus, incentive and equity compensation; and

●	periodically review and make recommendations to the Board of Directors regarding the compensation of non-management directors.

The Compensation Committee is responsible for developing the executive compensation philosophy and reviewing and recommending to the Board of Directors for approval all compensation policies and compensation programs for the executive team.

Since May 2012, consistent with good governance practices, the Compensation Committee retains on an annual basis an independent compensation advisor to provide advice on the structure and levels of compensation for our executive officers and directors and to undertake a comprehensive review of our incentive plans. In Fiscal 2024 the Compensation Committee retained Global Governance Advisors (“GGA”) to provide independent compensation advice to the Compensation Committee and to the Board of Directors. GGA is an internationally recognized, independent advisory firm that provides counsel to boards of directors on matters relating to executive compensation and governance. GGA is retained to continually review the compensation levels for the Company’s executive officers and directors and short and long-term incentive plans, and to evaluate and make recommendations on the Company’s overall executive and director compensation philosophy, objectives and approach.

GGA’s services in Fiscal 2024 included:

●	compensation philosophy validation;

●	peer group review;

●	executive compensation review and recommendations for our Chief Executive Officer, Chief Financial Officer, Executive Vice President and Senior Vice President, U.S. Operations;

●	review and design our annual non-equity incentive plan;

●	review executive employment agreements;

●	non-executive director compensation review; and

●	review of compensation discussion and analysis in the Company’s proxy statement.

Fees paid for GGA’s services for our last two fiscal years were $70,461 and $44,398 for the fiscal year ended July 31, 2023 (“Fiscal 2023”) and Fiscal 2024, respectively.

The Compensation Committee reviews all fees and the terms of consulting services provided by GGA.

Overview of Executive Compensation Program

	What We Do ✓		What We Do NOT Do ×
✓	DO align annual incentive pay and performance by linking annual incentive compensation to the achievement of performance goals tied to Company strategic objectives.	×	NO guaranteed cash incentives, equity compensation or salary increases for executives except in limited scenarios in connection with their hiring.

✓	DO align long-term incentive pay and performance by linking a portion of long-term compensation to the achievement of relative and absolute total stockholder return (“TSR”) goals.	×	NO full single trigger acceleration of annual equity awards granted to executives.

✓	DO cap payouts for annual incentive awards.	×	NO executive retirement plans for any of our executives.

✓	DO maintain rigorous stock ownership guidelines (3x base compensation for the CEO and 1x base compensation for other executive officers).	×	NO compensation or incentives that encourage unnecessary or excessive risk taking.

✓	DO maintain a clawback policy with respect to cash and equity incentive compensation.	×	NO tax gross ups.

✓	DO conduct annual compensation review and approval of our compensation philosophy and strategy.	×	NO pledging of any of our securities by directors, executive officers or other employees.

✓	DO appoint a Compensation Committee comprised entirely of independent directors.	×	NO hedging or derivative transactions by directors, executive officers or other employees involving our securities.

✓	DO use an independent compensation consultant engaged by our Compensation Committee.	×	NO perquisites for executives.

✓	DO have a majority of executive compensation at risk based on corporate performance.

In Fiscal 2024, with the recommendations put forth by GGA (the “GGA Recommendations”), the Compensation Committee maintained the following general principles in determining its executive and non-executive director total compensation plans.

The Company recognizes that people are our primary asset and our principal source of establishing a competitive advantage. In order to recruit, motivate and retain the most qualified individuals as senior executive officers, the Company strives to maintain an executive compensation program that is competitive in the mining industry, which is a competitive, global labor market.

The Compensation Committee’s objective is to establish a compensation program that is designed to align with industry trends and attract and retain the best available talent while efficiently utilizing available resources. These objectives are achieved primarily through base compensation and equity compensation, designed to be competitive with comparable companies, and to align management’s compensation with the long-term interests of stockholders. In determining executive management’s compensation, the Compensation Committee also takes into consideration the performance and financial condition of the Company.

In order to accomplish our goals and to ensure that the Company’s executive compensation program is consistent with its direction and business strategy, the compensation program for our senior executive officers is based on the following objectives:

●	to attract, motivate, retain and reward a knowledgeable and driven management team and to encourage them to attain and exceed performance expectations within a calculated risk framework; and

●	to reward each executive based on individual and corporate performance and to incentivize such executives to drive the Company’s current growth and sustainability objectives.

The following key principles guide the Company’s overall compensation philosophy:

●	compensation is designed to align executives to the critical business issues facing the Company;

●	compensation should be fair and reasonable to stockholders and be set with reference to the local market and similar positions of comparable companies;

●

a substantial portion of total compensation is at-risk and linked to individual efforts, as well as divisional and corporate performance. This ensures the link between executive pay and business performance;

●	an appropriate portion of total compensation should be equity-based, aligning the interests of executives with stockholders; and

●	compensation should be transparent to the Board of Directors, executives and stockholders.

Benchmarking Compensation and Peer Groups

As UEC continued to scale its operations and balance sheet, the Compensation Committee revised the Peer Group (the “Peer Group”) to ensure continued alignment with market comparables in both size and sector exposure.

In Fiscal 2024 the Compensation Committee commissioned a Peer Group review from GGA as part of a competitive compensation market update review of executive and director compensation in order to stay abreast of changes in the external market and to ensure that the Company continued to benchmark compensation with appropriate market comparators. In addition to external market trends, the Compensation Committee considered the complexity of the Company and the range of size of several of the appropriate comparable companies and, with the GGA Recommendations provided to them, revised the Peer Group from the prior year to address changes in the external market and to better reflect our Company’s business. The Peer Group remained relatively consistent with the prior year and included uranium and precious metals mining and oil and gas companies publicly traded on major Canadian and American exchanges, of similar size to the Company (0.25 to four times), primarily from a market capitalization perspective, but also considering other factors such as total assets. The Company’s market capitalization was positioned slightly below the median of the Peer Group at the time of the GGA Recommendations. The Peer Group was used by the Compensation Committee to establish the compensation levels for the Company’s executive officers and its Board of Directors.

In Fiscal 2024, with the GGA Recommendations, the Company’s compensation philosophy aimed to align both our executive officers’ and Board of Directors’ compensation around the median of the Peer Group. At the time of the Peer Group review, the Company was positioned at the 46th percentile on a market capitalization basis, and at the 37th percentile on a total assets basis compared with the Peer Group.

In Fiscal 2024 the following companies were removed from or added to the Peer Group:

Removed from the Peer Group	Added to the Peer Group
Centrus Energy Corp.	Black Stone Minerals, L.P.
Coeur Mining, Inc.	Cameco Corporation
enCore Energy Corp.	Magnolia Oil & Gas Corporation
K92 Mining Inc.	NGEx Minerals Ltd.
Osisko Mining Inc.	Vital Energy, Inc.
Seabridge Gold Inc.
Torex Gold Resources Inc.

The peers removed from the Peer Group were linked to either the Company outgrowing on a size basis or from an operations perspective tied to being less relevant to the Company’s operations. The peers added to the Peer Group were approved on the merit of industry/sector relevance where the Company is directly competing for talent, operations and size. Overall, adjustments made for the Peer Group were completed to address the Company’s operational and overall year over year total asset growth. When examining peer alternatives, a balanced approach that examined shareholder and other uranium mining company peer groups was used to ensure that the Peer Group aligned within market norms.

In Fiscal 2024 the Peer Group was comprised of the following companies:

Peer Group
Black Stone Minerals, L.P.	Filo Corp. (1)	NGEx Minerals Ltd.
Cameco Corporation	Fission Uranium Corp. (1)	Northern Oil and Gas, Inc.
Comstock Resources, Inc.	Gulfport Energy Corporation	Vital Energy, Inc.
Denison Mines Corp.	Magnolia Oil & Gas Corporation
Energy Fuels Inc.	NexGen Energy Ltd.

Note:

(1)	As of the date of this Proxy Statement, Filo Corp. was acquired by BHP and Lundin Mining Corporation. As well, Fission Uranium Corp. was acquired by Paladin Energy Ltd.

Compensation Elements and Rationale

The Company’s executive compensation program consists of: base compensation; short-term incentive awards; and long-term incentive equity compensation.

Base Compensation

Base compensation is the foundation of the compensation program and is intended to compensate competitively relative to comparable companies within our industry and the marketplace where we compete for talent. Base compensation is a fixed component of the compensation program and is used as the base to determine elements of incentive compensation and benefits.

The base compensation paid to our NEOs is more particularly described below under “Executive Services Agreements”.

Short-Term Incentive Awards

The Company’s short-term incentive plan (the “STIP”) is a variable component of compensation and has the objective of motivating the executive officers to achieve corporate objectives over a one-year period and to provide a means to reward the achievement of corporate milestones and fulfillment of the Company’s annual business plan. The STIP provides an opportunity for an annual cash payout based on performance relative to the achievement of corporate performance goals and metrics. The STIP has a maximum payout opportunity, which is 200% of each executive officer’s target STIP.

The Compensation Committee establishes STIP performance goals, metrics, weightings and targets in the first quarter of each fiscal year. Each of our executive officers has a target STIP set as a percentage of their base compensation (each, a “Target Award”), with payouts based on a performance multiplier dependent on corporate performance. The performance multiplier and payouts achieved can range between 0% and 200% of each Target Award. No payout is awarded if the Compensation Committee deems that the Company failed to achieve performance goals. To determine Target Awards our Compensation Committee considers the breadth, scope and complexity of each executive officer’s role, internal equity and whether the executive officer’s incentive compensation is competitive relative to similarly situated executives at companies in our Peer Group.

The following sets forth the Fiscal 2024 Base Compensation and the formula for payment of STIP awards.

The following sets forth the Target Awards expressed as a percentage of base compensation along with the corresponding corporate performance weightings for Fiscal 2024 for the Company’s NEOs for Fiscal 2024.

		Fiscal 2024 Target Award
Executive Officer	Base Compensation	% of Base Compensation	Target Award	Corporate Performance Weighting
Amir Adnani President and Chief Executive Officer	$575,000	100%	$575,000	100%
Pat Obara Former Secretary, Treasurer and Chief Financial Officer	$200,000	70%	$140,000	100%
Scott Melbye Executive Vice President	$290,000	70%	$203,000	100%
Brent Berg (1) Senior Vice President, U.S. Operations	-	-	-	-

Note:

(1)	Mr. Berg joined the Company on March 21, 2024 and did not participate in the STIP.

Subsequent to Fiscal 2024, we appointed Josephine Man as our Secretary, Treasurer and Chief Financial Officer effective October 1, 2024. Ms. Man did not participate in the STIP.

Performance Scorecard

The Compensation Committee establishes a performance scorecard in the first quarter of each fiscal year that sets out performance goals and metrics to guide and motivate the executives to execute on our strategy. At the end of each fiscal year, the Compensation Committee evaluates actual performance relative to the performance goals and metrics and recommends to the Board of Directors the payment of STIP awards. The Compensation Committee and the Board of Directors may exercise discretion to pay cash bonuses outside of the STIP and to not pay STIP awards even if performance awards are earned.

In the first quarter of Fiscal 2024, the Compensation Committee selected performance goals and metrics within a performance scorecard. At the end of Fiscal 2024, the Compensation Committee evaluated the performance achieved relative to the performance goals and metrics and assigned each of the executive officers an award at 200% of target. The Compensation Committee and the Board of Directors exercised discretion to set the payouts awarded to Messrs. Obara and Melbye to 180% and 140% of target, respectively, to factor the respective executive responsibilities and contributions at UEC throughout Fiscal 2024.

The following sets forth the performance scorecard for Fiscal 2024.

		Performance Levels
Performance Metrics	Weight	Threshold (50% of Target Award)	Target (100% of Target Award)	Breakthrough (200% of Target Award)	Result	Payout
Operational Objectives	30%	Operational Objectives 1. Wyoming - Approval of extraction restart 2. Texas - Increase resource estimates at Burke Hollow 3. Saskatchewan - Complete drilling program			Operational Objectives: Three of three objectives completed	Breakthrough
		One of three objectives	Two of three objectives	Three of three objectives
Balance Sheet	50%	Strengthen the balance sheet to support growth initiatives with at least $50 million of liquid assets comprised of cash and the fair value of physical uranium and equity holdings			Balance Sheet: Exceeded $70 million	Breakthrough
		$50 million	$60 million	$70 million
ESG Rating Improvement	10%	Rating improvement average across ISS, Sustainalytics and MSCI			ESG Rating Improvement: Letter grade/category improvement	Breakthrough
		Maintain ratings	Overall improvement	Letter grade/category improvement
Total Recordable Injury and Illness Incidence Rate	10%	Promote high performing safe environments with no recordable injuries among full-time employees			Rate: Zero	Breakthrough
		Rate below 4.8	Rate below 3.2	Rate below 1.6 and no fatalities

The following sets forth the STIP awards paid to our NEOs for Fiscal 2024.

		Fiscal 2024 Target Award		Corporate Performance Result	Fiscal 2024 STIP Payout	% of Target
Executive Officer	Base Compensation	% of Base Compensation	Target Award
Amir Adnani President and Chief Executive Officer	$575,000	100%	$575,000	100% x 200%	$1,150,000	200%
Pat Obara Former Secretary, Treasurer and Chief Financial Officer	$200,000	70%	$140,000	100% x 200%	$252,000	180%
Scott Melbye Executive Vice President	$290,000	70%	$203,000	100% x 200%	$284,200	140%
Brent Berg (1) Senior Vice President, U.S. Operations	-	-	-	-	-	-

Note:

(1)	Mr. Berg joined the Company on March 21, 2024 and did not participate in the STIP.

Performance Goals and Metrics

The Compensation Committee selected the following performance goals and metrics within the Company’s performance scorecard on the belief that these performance goals and metrics were aligned with our corporate strategy and could be impacted by our executive officers. In Fiscal 2024, the payout opportunities for threshold, target and breakthrough performance levels were set at 50%, 100% and 200% of each Target Award, respectively, with interpolation between performance levels.

Operational Objectives: The Compensation Committee selected this metric based on the belief that achieving operational objectives will advance the Company’s ability to restart uranium extraction at our Christensen Ranch Mine in Wyoming and will support additional extraction capacity. This metric was weighted at 30%. This metric required the Company to: (i) approve extraction restart our Christensen Ranch Mine in Wyoming; (ii) increase resource estimates at our Burke Hollow Project in Texas; and (iii) complete a drilling program at our Roughrider Project in Saskatchewan. The target level of performance required the Company to achieve any two of three operational objectives, the threshold level of performance required the Company to achieve any one operational objective and the breakthrough level of performance required the Company to achieve all of the three operational objectives. The result was performance at 200%. As of July 31, 2024, the Company had achieved all of its operational objectives.

Balance Sheet: The Compensation Committee selected this metric based on the belief that strengthening the Company’s balance sheet with at least $50 million of liquid assets comprised of cash and the fair value of physical uranium and equity holdings is important to support the Company’s growth initiatives. This metric was weighted at 50%. $60 million of liquid assets represented the target level of performance, $50 million of liquid assets represented the threshold level of performance and $70 million of liquid assets represented the breakthrough level of performance. The result was performance at 200%. As of July 31, 2024, the Company had liquid assets of approximately $329.5 million (based on closing prices as of July 31, 2024).

ESG Rating Improvement: The Compensation Committee selected this metric to support the Company’s commitment to integrate sustainability into our core business operations and to create value for our stockholders by aligning sustainability with business growth. This metric required the Company to achieve a rating average improvement across Institutional Shareholder Services, Inc. (“ISS”), Morningstar Sustainalytics (“Sustainalytics”) and MSCI Inc. (“MSCI”). This metric was weighted 10%. The target level of performance required the Company to achieve an overall improvement in ESG ratings, the threshold level of performance required the Company to maintain existing ratings and the breakthrough level of performance required the Company to achieve a letter grade/category improvement in ESG ratings. The result was performance at 200%. As of July 31, 2024, the Company had achieved a letter grade/category improvement average in ESG ratings published by ISS and Sustainalytics and was awaiting a re-rate with MSCI.

Total Recordable Injury and Illness Incidence Rate: The Compensation Committee selected this metric based on the belief that the total recordable injury and illness incidence rate (“IIR”) is critical to the Company’s overall approach to promoting high performing safe environments. The Company’s IIR is calculated by multiplying the total number of recordable injuries and illnesses at our operations, as determined in accordance with the safety standards established by the U.S. Occupational Safety and Health Administration (“OSHA”) by 200,000 and dividing that result by the total number of hours worked by all employees at our operations. In this formula, 200,000 represents the number of hours that would be worked by 100 employees working 40 hours per week, 50 weeks per year and provides the standard base for calculating incidence rates for a year pursuant to OSHA guidance. This metric was weighted 10%. An IIR below 3.2 represented the target level of performance, an IIR below 4.8 represented the threshold level of performance and an IIR below 1.6 and no work-related fatalities represented the breakthrough level of performance. The result was performance at 200%. The Company achieved an IIR of zero for Fiscal 2024, having no work-related fatalities, recordable injuries or illnesses among full-time employees at our operations.

Review of Executive Officer Performance

New for Fiscal 2024, the Compensation Committee adjusted the performance scorecard to be solely calculated on corporate performance. Regardless of the scorecard being formulaic, the Compensation Committee retained the practice of reviewing our executive officers' performance and contribution towards our corporate results. The purpose of the executive officer performance evaluation is to support leadership and development feedback.

In Fiscal 2024 the following milestones were attained by the Company as a result of the success of the executives meeting their performance goals:

●

we completed the acquisition of a portfolio of exploration-stage projects in the high-grade Eastern Athabasca Basin of Saskatchewan, Canada, located within close proximity to our Roughrider Project, in August of 2023, including the Milliken, 60% owned Henday and 50% owned Carswell Projects;

●

we completed and filed a Technical Report Summary (“TRS”) in accordance with SEC Regulation S-K 1300 (“S-K 1300”) disclosing mineral resources and an economic assessment for our Alto Paraná titanium Project located in Paraguay in November of 2023;

●

we announced our plans to restart uranium extraction in August of 2024 at our Christensen Ranch Mine in Wyoming. The recovered uranium will be processed at our Irigaray Central Processing Plant (“CPP”) with a current licensed capacity of 2.5 million pounds U3O8 per year. Our Irigaray CPP is the hub central to four fully permitted ISR projects in the Powder River Basin of Wyoming, including our Christensen Ranch Mine;

●	we made significant progress in advancing our sustainability program and published our sustainability report for Fiscal 2023;

●	we completed an initial drilling campaign at our Roughrider Project in the high-grade Eastern Athabasca Basin of Saskatchewan, Canada;

●	we completed and filed a TRS in June of 2024, disclosing increased measured and indicated resources for our Burke Hollow Project in Texas; and

●

we achieved an upward trend in ESG ratings across various rating agencies, including a leading uranium sector sustainability ranking with Sustainalytics of 23.8 in September of 2024 which placed the Company as the leading uranium mining company and in the top 5th percentile of the Diversified Metals and Mining subindustry.

Subsequent to Fiscal 2024:

●	we completed the successful restart of uranium extraction at our Christensen Ranch Mine in Wyoming;

●	we advanced the phased ramp-up of mining activities at our Wyoming operations;

●	we commenced construction at our Burke Hollow Project in Texas, with our initial planned production area and a new satellite ion exchange facility;

●

we completed and filed a TRS report in accordance with S-K 1300 disclosing an initial economic assessment for our Roughrider Project in the Eastern Athabasca Basin of Saskatchewan, Canada in November of 2024;

●

we completed the acquisition of the Sweetwater Plant and uranium assets in Wyoming from Rio Tinto America Inc. in December of 2024. The Sweetwater Plant added a 3,000-ton-per-day processing mill with licensed capacity of 4.1 million pounds U3O8 per year. The acquisition established our third hub-and-spoke ISR production platform and strengthened our position as the largest licensed uranium producer in the U.S.;

●	our President and Chief Executive Officer, Amir Adnani, was appointed to the World Nuclear Association board of management in April of 2025;

●

we generated revenue of $66.84 million from sales of 810,000 pounds of U3O8, at $82.52 per pound from our physical portfolio, generating a gross profit of $24.48 million during our nine months ended April 30, 2025;

●	as of May 30, 2025 we had $271 million of cash, inventory and equities at market prices(*); and

●

we announced in May of 2025 our partnership with Radiant Industries Incorporated (“Radiant”) and agreement to supply U.S. origin uranium concentrates to Radiant to support the deployment of microreactors.

Note:

(*)	Market values for securities are based on closing prices as at May 30, 2025, and for U3O8 inventories are based on the spot price quoted on UxC CVD as of such date.

Long-Term Incentive (Equity)

The Company’s long-term incentive program (the “LTIP”) provides for, among other awards, the granting of stock options, performance stock options (“PSOs”), restricted stock units (“RSUs”) and performance based restricted stock units (“PRSUs”) to executive officers to both motivate executive performance and retention, as well as to align executive officer performance to shareholder value creation. In awarding long-term incentives, the Company compares its long-term incentive program to the Peer Group and evaluates such factors as the number of shares available for awards under the Company’s 2024 Stock Incentive Plan, as ratified by the stockholders of the Company on July 16, 2024 (the “2024 Stock Incentive Plan”), and the number of awards outstanding relative to the number of shares outstanding.

Each LTIP grant is based on the level of the position held and overall market competitiveness. The Compensation Committee takes into consideration previous grants when it considers new grants of equity awards. The Compensation Committee administers the granting of equity awards in accordance with the 2024 Stock Incentive Plan.

In each of Fiscals 2022, 2023 and 2024 performance based long-term equity incentive plan awards were awarded to the executive officers in the form of PRSUs. The PRSUs are measured based on the Company’s three-year TSR relative to the Global X Uranium ETF. The PRSUs cliff vest and settle based on the achievement of the performance criteria at the end of 36 months. The number of PRSUs that may vest at the end of 36 months is contingent on the level of performance achieved and ranges from 0% to 200% of the PRSU target number of units. Regardless of the relative TSR performance of the Company versus the Global X Uranium ETF TSR, if the Company’s absolute TSR is negative between the grant date and the 36th month share price, the maximum number of PRSUs that can vest is capped at 100%.

The following table summarizes the vesting schedule for outstanding PRSUs.

Measurement Period	Performance Criteria	Company TSR vs. ETF TSR	Performance Multiplier if Absolute Company TSR is Positive over the Measurement Period	Performance Multiplier if Absolute Company TSR is Negative over the Measurement Period
Grant date to end	Three-Year Relative TSR	Greater than -2,500 bps	0%	0%
of 36-month	against Global X Uranium	-2,500 bps	50%	50%
period	ETF	0 bps	100%	100%
		2,500 bps	200%	100%

The TSR for the Company’s shares of common stock outperformed the Global X Uranium ETF by more than 2,500 basis points for the applicable performance period (being from July 21, 2021 to July 21, 2024). During such performance period, the absolute TSR was also positive. Accordingly, the PRSUs granted in Fiscal 2021 achieved 200% maximum payouts pursuant to the applicable performance period. The following table summarizes the payouts earned by NEOs in Fiscal 2024 pursuant to PRSUs granted in Fiscal 2021.

Name and Principal Position	Target Payout	Payout Earned	Payout
Amir Adnani, President and Chief Executive Officer	156,977 units	200%	313,954 shares
Pat Obara, Former Secretary, Treasurer and Chief Financial Officer	44,749 units	200%	89,498 shares
Scott Melbye, Executive Vice President	44,749 units	200%	89,498 shares

In Fiscal 2024, the Compensation Committee reviewed the market prevalence of long-term equity incentive plans within the Company’s Peer Group and determined that PRSUs and RSUs were the most appropriate form of long-term equity incentive to grant in Fiscal 2024 due to market practice. The long-term equity incentive plan awards awarded to our executive officers in Fiscal 2024 are more particularly described below in the “Grants of Plan Based Awards” table.

The following table summarizes the pay mix for our NEOs in Fiscal 2024 and illustrates the percentage of fixed versus at-risk pay:

Name and Principal Position	Base Compensation Cash	Non-Equity Incentive Plan & Cash Bonus (STIP)	Stock Awards (LTIP) (1)	At-Risk Pay (STIP & LTIP)
Amir Adnani President and Chief Executive Officer	11%	21%	68%	89%
Pat Obara Former Secretary, Treasurer and Chief Financial Officer	22%	25%	53%	78%
Scott Melbye Executive Vice President	26%	25%	49%	74%
Brent Berg Senior Vice President, U.S. Operations	40%	21% (2)	39%	60%

Notes:

(1)	These amounts represent RSUs and PRSUs.
(2)	This amount represents a one-time sign-on bonus paid to Mr. Berg.

Other Non-Cash Compensation

The Company provides standard health benefits to its executive officers, including medical, dental and disability insurance.

The Company’s other non-cash compensation is intended to provide a similar level of benefits as those provided by comparable companies within our industry.

Executive Compensation

Amir Adnani, President and Chief Executive Officer

During Fiscal 2024, Amir Adnani, through a services agreement with Amir Adnani Corp. (“Adnani Corp.”), a private company over which Mr. Adnani exercises control, was retained to provide certain services to the Company, and his direct and indirect compensation as an executive officer of the Company is disclosed below in the “Summary Compensation Table”. The Company’s compensation policy for Mr. Adnani is based on comparisons of other companies’ remunerations made to their Presidents and Chief Executive Officers and the value of Mr. Adnani’s expertise to the Company.

As shown in the “Director Compensation” table below, Mr. Adnani does not receive additional compensation in connection with his service as a director of the Company.

Scott Melbye, Executive Vice President

Scott Melbye is retained according to an executive services agreement with our Company, and his compensation for serving as an executive officer of the Company is disclosed below in the “Summary Compensation Table”. The Company’s compensation policy for Mr. Melbye is based on comparisons of other companies’ remunerations made to their Executive Vice Presidents and the value of Mr. Melbye’s expertise to the Company.

Josephine Man, Secretary, Treasurer and Chief Financial Officer

We appointed Josephine Man as our Secretary, Treasurer and Chief Financial Officer effective October 1, 2024. Ms. Man is retained according to an executive services agreement with our Company, and her compensation for serving as an executive officer of the Company is disclosed below under “Executive Services Agreements”. The Company’s compensation policy for Ms. Man is based on comparisons of other companies’ remunerations made to their Chief Financial Officers and the value of Ms. Man’s expertise to the Company.

Pat Obara, former Secretary, Treasurer and Chief Financial Officer

Pat Obara stepped down as our Secretary, Treasurer and Chief Financial Officer effective October 1, 2024, ceasing to be an executive officer of our Company. Since such date, he has served as Senior Vice President, Administration. Mr. Obara served as our Secretary, Treasurer and Chief Financial Officer from October 2015 to October 2024, as our Vice President Administration from January 2011 to October 2015 and as our Chief Financial Officer from August 2006 to January 2011. Mr. Obara is retained according to an employment arrangement with our Company, and his compensation for serving as an executive officer of the Company through July 31, 2024, is disclosed below in the “Summary Compensation Table”. The Company’s compensation policy for Mr. Obara in his role as Chief Financial Officer was based on comparisons of other companies’ remunerations made to their Chief Financial Officers (and subsequently, to officers that have similar responsibilities to Mr. Obara) and the value of Mr. Obara’s expertise to the Company.

Brent Berg, Senior Vice President, U.S. Operations

Brent Berg is retained according to an executive services agreement with our Company, and his compensation for serving as an executive officer of the Company is disclosed below in the “Summary Compensation Table”. The Company’s compensation policy for Mr. Berg is based on comparisons of other companies’ remunerations made to their Senior Vice Presidents and the value of Mr. Berg’s expertise to the Company.

Retirement, Resignation or Termination Plans

Company executive officers with contracts for services have notice requirements which permit pay in lieu of notice.

Each of the Company’s executive services arrangements with Messrs. Melbye, Obara, Berg, Adnani Corp. and Ms. Man contemplates the case of termination due to various provisions whereby the Named Executive Officers will receive termination payments, as described below under “Executive Services Agreements”.

Compensation and Risk

We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on us. We have taken steps to ensure that our executive compensation program does not incentivize risk outside the Company’s risk appetite. Some of the key ways that we currently manage compensation risk are as follows:

●	appointed a Compensation Committee which is composed entirely of independent directors to oversee the executive compensation program;

●	retained an independent compensation advisor, GGA, to provide advice on the structure and levels of compensation for our executive officers and directors;

●	our STIP has a cap on the total amount of payment any position may receive;

●	the use of performance based long-term incentive compensation to encourage a focus on long-term corporate performance;

●	disclosure of executive compensation to stakeholders;

●	established a clawback policy applicable to all cash and equity incentive compensation; and

●	adoption of say-on-pay.

Clawback Policy

We adopted a Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (the “Clawback Policy”), with an effective date of November 20, 2023, in order to comply with Section 10D of the Exchange Act, Rule 10D-1 of the Exchange Act (“Rule 10D-1”) and Section 811 of the NYSE American Company Guide (collectively, the “Final Clawback Rules”). The Board has designated the Compensation Committee of the Board as the administrator of the Clawback Policy.

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers, as defined in Rule 10D-1 (“Covered Officers”), of the Company in the event that the Company is required to prepare an accounting restatement in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recoup from the Covered Officers erroneously awarded incentive-based compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement.

Our Clawback Policy is available on the Company’s website at www.uraniumenergy.com.

Timing of Stock Awards and Disclosure of Material Nonpublic Information

The Company does not follow a predetermined scheduled for granting stock-based compensation. Typically, the Board of Directors and the Compensation Committee consider granting stock-based compensation on an annual basis in the last quarter of each fiscal year or for new hires around the hire date and outside of the filing of the Company’s financial results. The granting of awards under the Company’s 2024 Stock Incentive Plan is contingent on the Company’s performance.

The Board of Directors and the Compensation Committee review and approve these awards. They ensure that material nonpublic information (“MNPI”) is taken into account when determining the timing and terms of the awards and, if MNPI is present, the award will be deferred until such information has been publicly disclosed.

The Company does not time the disclosure of MNPI to influence the value of executive compensation. All material information is disclosed promptly in accordance with SEC rules and regulations and the Company’s internal policies.

Anti-Hedging and Anti-Pledging Policy

We adopted an Anti-Hedging and Anti-Pledging Policy (the “Anti-Hedging and Anti-Pledging Policy”). The Anti-Hedging and Anti-Pledging Policy provides that, unless otherwise previously approved by our Corporate Governance and Nominating Committee, no director, officer or employee of the Company or its subsidiaries or, to the extent practicable, any other person (or their associates) in a special relationship (within the meaning of applicable securities laws) with the Company, may, at any time: (i) purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds that are based on fluctuations of the Company’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company; or (ii) purchase Company securities on a margin or otherwise pledge Company securities as collateral for a loan. Any violation of our Anti-Hedging and Anti-Pledging Policy will be regarded as a serious offence. Our Anti-Hedging and Anti-Pledging Policy is available on the Company’s website at www.uraniumenergy.com.

Stock Ownership Guidelines

We adopted Stock Ownership Guidelines for our executive officers to further align the interests of our executive officers and stockholders (the “Stock Ownership Guidelines”). The Stock Ownership Guidelines provide that each executive officer should attain a specified level of ownership of shares of the Company’s common stock equal to a multiple of their base compensation within five years of the executive officer’s first appointment to their role. The stock ownership requirement is three times (3x) base compensation for our President and Chief Executive Officer and one times (1x) base compensation for our other executive officers. Our Stock Ownership Guidelines are available on the Company’s website at www.uraniumenergy.com. The following table sets forth the total stock ownership and value thereof for each of our executive officers as of May 28, 2025.

Executive Officer	Total Stock Ownership	Total Value of Stock Owned (1)	Stock Ownership Requirement	Meets Stock Ownership Requirement
Amir Adnani President and Chief Executive Officer	5,222,667	$26,740,055	$1,980,000	Yes
Josephine Man Secretary, Treasurer and Chief Financial Officer	38,827	$198,794	$200,000	(2)
Scott Melbye Executive Vice President	988,031	$5,058,718	$335,000	Yes
Brent Berg Senior Vice President, U.S. Operations	3,045	$15,590	$320,000	(3)

Notes:

(1)	The total value of stock owned is based on the $5.12 average closing price of our common stock for the 60 days preceding May 28, 2025.
(2)	Ms. Man was appointed as an executive officer of the Company on October 1, 2024 and has until October 1, 2029 to meet her stock ownership guidelines.
(3)	Mr. Berg was appointed as an executive officer of the Company on March 21, 2024 and has until March 21, 2029 to meet his stock ownership guidelines.

As of May 28, 2025 each of our executive officers are in compliance with the Stock Ownership Guidelines.

Consideration of Most Recent Shareholder Advisory Vote on Executive Compensation

At our 2024 annual meeting of stockholders, we held an advisory vote on the compensation of our Named Executive Officers. The proposal received strong support, with approximately 97% of votes cast in favor. We viewed this level of support as general shareholder endorsement of our executive compensation philosophy and performance-based structure. As such, we did not implement any significant changes to our executive compensation program in Fiscal 2025.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during Fiscal 2024 was a current or former officer or employee of our Company or engaged in certain transactions with our Company required to be disclosed by regulations of the SEC. Additionally, during Fiscal 2024 there were no Compensation Committee “interlocks”, which generally means that no executive officer of our Company served: (i) as a member of the Compensation Committee (or other Board of Directors’ committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity which had an executive officer serving as a member of our Company’s Compensation Committee; (ii) as a director of another entity which had an executive officer serving as a member of our Company’s Compensation Committee; or (iii) as a member of the Compensation Committee (or other Board of Directors’ committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity which had an executive officer serving as a director of our Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing compensation discussion and analysis with Company management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis be included in this Proxy Statement. This report is provided by our independent directors, Vincent Della Volpe, David Kong and Gloria Ballesta, who comprise our Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation paid to our Named Executive Officers during each of the fiscal years ended July 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Amir Adnani	2024	$575,000	$-		$3,640,453	$-	$1,150,000	$-	$-	$5,365,453
President and	2023	478,000	-		2,026,264	240,516	956,000	-	-	3,700,780
Chief Executive Officer	2022	449,167	22,000	(5)	964,705	-	880,000	-	-	2,315,872

Pat Obara (8)	2024	216,000	-		528,603	-	252,000	-	-	996,603
Former Secretary, Treasurer	2023	152,023	-		280,229	33,262	186,462	-	-	651,976
and Chief Financial Officer	2022	156,877	7,087	(5)	201,820	-	150,011	-	-	515,795

Scott Melbye	2024	301,153	-		554,345	-	284,200	-	-	1,139,699
Executive	2023	277,644	-		344,894	40,939	170,000	-	-	833,477
Vice President	2022	263,862	12,500	(5)	264,893	-	150,000	-	-	691,255

Brent Berg (6)	2024	115,282	60,000	(7)	110,319	-	-	-	-	285,601
Senior Vice President,	2023	-	-		-	-	-	-	-	-
U.S. Operations	2022	-	-		-	-	-	-	-	-

Notes:

(1)

These amounts represent fees paid by us to our Named Executive Officers during the year pursuant to various executive services agreements, between us and the Named Executive Officers, which are more particularly described below.

(2)

These amounts represent the aggregate grant date fair value of RSUs and PRSUs for the fiscal years noted. For Fiscal 2024, the grant date fair value of each RSU is $5.49 per share based on the most recent closing price of our common stock as of the grant date of July 26, 2024, and the grant date fair value of each PRSU is $5.406646 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 26, 2024: expected risk free interest rate: 4.20%; expected volatility: 73.50%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 83.80%. For Fiscal 2023, the grant date fair value of each RSU is $3.32 per share based on the most recent closing price of our common stock as of the grant date of July 31, 2023, and the grant date fair value of each PRSU is $3.347257 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2023: expected risk free interest rate: 4.52%; expected volatility: 84.56%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 81.22%. For Fiscal 2022, the grant date fair value of each RSU is $3.98 per share based on the most recent closing price of our common stock as of the grant date of July 29, 2022, and the grant date fair value of each PRSU is $4.8033 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 29, 2022: expected risk free interest rate: 2.80%; expected volatility: 90.90%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 76.89%.

(3)

These amounts represent the aggregate grant date fair value of PSOs which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the PSOs granted on July 31, 2023: exercise price: $3.98; expected risk free interest rate: 4.137%; expected annual volatility: 79.457%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $2.092991.

(4)	These amounts represent cash awards under our STIP. The payments for the fiscal years noted were made after our year-end results were evaluated in August 2024, 2023 and 2022, respectively.
(5)	These amounts represent discretionary bonuses paid in the fiscal year noted.
(6)	Mr. Berg was appointed as Senior Vice President, U.S. Operations of our Company effective March 21, 2024.
(7)	This amount represents a one-time sign-on bonus paid to Mr. Berg.
(8)

On October 1, 2024, Mr. Obara stepped down as Secretary, Treasurer and Chief Financial Officer and was appointed as Senior Vice President, Administration of our Company effective October 1, 2024. He ceased to be an executive officer of the Company as of such date.

Grants of Plan Based Awards

We granted awards to the Named Executive Officers in Fiscal 2024, as follows:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	of Stock or Units	Underlying Options	Awards ($)	Awards ($)
Amir Adnani President and Chief Executive Officer	STIP	August 1, 2023	287,500	575,000	1,150,000	-	-	-	-	-	-	-
	RSU	July 26, 2024	-	-	-	-	-	-	396,721	-	-	2,177,998	(3)
	PRSU (6)	July 26, 2024	-	-	-	135,246	270,492	540,984	-	-	-	1,462,454	(4)

Pat Obara Former Secretary, Treasurer and Chief Financial Officer	STIP	August 1, 2023	70,000	140,000	280,000	-	-	-	-	-	-	-
	RSU	July 26, 2024	-	-	-	-	-	-	57,605	-	-	316,251	(3)
	PRSU	July 26, 2024	-	-	-	19,638	39,276	78,552	-	-	-	212,351	(4)

Scott Melbye Executive Vice President	STIP	August 1, 2023	101,500	203,000	406,000	-	-	-	-	-	-	-
	RSU	July 26, 2024	-	-	-	-	-	-	60,410	-	-	331,651	(3)
	PRSU	July 26, 2024	-	-	-	20,595	41,189	82,378	-	-	-	222,694	(4)

Brent Berg (5) Senior Vice President, U.S. Operations	RSU	July 26, 2024	-	-	-	-	-	-	12,022	-	-	66,001	(3)
	PRSU	July 26, 2024	-	-	-	4,099	8,197	16,394	-	-	-	44,318	(4)

Notes:

(1)

STIP – refers to awards under our STIP.

RSU – refers to restricted stock units granted under our 2024 Stock Incentive Plan.

PRSU – refers to performance based restricted stock units granted under our 2024 Stock Incentive Plan.

(2)	These figures represent possible payouts pursuant to the STIP for Fiscal 2024.
(3)	The grant date fair value of each RSU is $5.49 per share based on the most recent closing price of our common stock as of the grant date of July 26, 2024.
(4)

The grant date fair value of each PRSU is $5.406646 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 26, 2024: expected risk free interest rate: 4.20%; expected volatility: 73.50%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 83.80%.

(5)	Mr. Berg was appointed as Senior Vice President, U.S. Operations of our Company effective March 21, 2024.

Outstanding Equity Awards

The following table sets forth information as at July 31, 2024, relating to equity awards that have been granted to the Named Executive Officers:

	Option Awards						Stock Awards
Name	Award Type (1)(8)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested (#) (5)
Amir Adnani	PSO	July 31, 2023	38,305	76,610	3.98	July 31, 2033	-	-	-	-
President and	RSU	July 29, 2022	-	-	-		48,041	284,883	-	-
Chief Executive Officer	RSU (6)	July 31, 2023	-	-	-		265,128	1,572,209	-	-
	RSU	July 26, 2024	-	-	-		396,721	2,352,556	-	-
	PRSU	July 29, 2022	-	-	-		-	-	81,424	391,104
	PRSU (6)	July 31, 2023	-	-	-		-	-	210,897	705,926
	PRSU	July 26, 2024	-	-	-		-	-	270,492	1,462,454

Pat Obara	Option	July 30, 2019	50,000	-	0.9421	July 30, 2029	-	-	-	-
Former Secretary, Treasurer	Option	July 16, 2020	125,000	-	0.91	July 16, 2030	-	-	-	-
and Chief Financial	PSO	July 16, 2020	250,000	-	1.10	July 16, 2030	-	-	-	-
Officer	PSO	July 31, 2023	5,297	10,595	3.98	July 31, 2033	-	-	-	-
	RSU	July 29, 2022	-	-	-		10,051	59,602	-	-
	RSU	July 31, 2023	-	-	-		36,667	217,435	-	-
	RSU	July 26, 2024	-	-	-		57,605	341,598	-	-
	PRSU	July 29, 2022	-	-	-		-	-	17,034	81,819
	PRSU	July 31, 2023	-	-	-		-	-	29,167	97,629
	PRSU	July 26, 2024	-	-	-		-	-	39,276	212,351

Scott Melbye	Option	July 30, 2019	125,000	-	0.9421	July 30, 2029	-	-	-	-
Executive Vice President	Option	July 16, 2020	125,000	-	0.91	July 16, 2030	-	-	-	-
	PSO	July 16, 2020	225,000	-	1.10	July 16, 2030	-	-	-	-
	PSO	July 31, 2023	6,520	13,040	3.98	July 31, 2033	-	-	-	-
	RSU	July 29, 2022	-	-	-		13,191	78,223	-	-
	RSU	July 31, 2023	-	-	-		45,128	267,609	-	-
	RSU	July 26, 2024	-	-	-		60,410	358,231	-	-
	PRSU	July 29, 2022	-	-	-		-	-	22,358	107,392
	PRSU	July 31, 2023	-	-	-		-	-	35,897	120,156
	PRSU	July 26, 2024	-	-	-		-	-	41,189	222,694

Brent Berg (7)	Option	March 21, 2024	4,480	31,357	6.72	March 21, 2034	-	-	-	-
Senior Vice President,	RSU	July 26, 2024	-	-	-		12,022	71,290	-	-
U.S. Operations	PRSU	July 26, 2024	-	-	-		-	-	8,197	44,318

Notes:

(1)

Option – refers to stock options granted under our 2024 Stock Incentive Plan.

PSO – refers to performance stock options granted under our 2024 Stock Incentive Plan.

RSU – refers to restricted stock units granted under our 2024 Stock Incentive Plan.

PRSU – refers to performance based restricted stock units granted under our 2024 Stock Incentive Plan.

(2)

RSUs granted on July 29, 2022 vest in substantially equal installments on each of July 29, 2023, 2024 and 2025. RSUs granted on July 31, 2023 vest in substantially equal installments on each of July 31, 2024, 2025 and 2026. RSUs granted on July 26, 2024 vest in substantially equal installments on each of July 26, 2025, 2026 and 2027.

(3)	The value shown is based on the closing price of our common stock of $5.93 per share on July 31, 2024.
(4)

Represents unearned shares under target PRSUs granted on July 29, 2022, July 31, 2023 and July 26, 2024. The PRSUs granted on July 29, 2022 cliff vest on July 29, 2025 depending on a three-year relative TSR performance. The PRSUs granted on July 31, 2023 cliff vest on July 31, 2026 depending on a three-year relative TSR performance. The PRSUs granted on July 26, 2024 cliff vest on July 26, 2027 depending on a three-year relative TSR performance.

(5)

The grant date fair value of each PRSU granted on July 29, 2022 is $4.8033 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 29, 2022: expected risk free interest rate: 2.80%; expected volatility: 90.90%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 76.89%. The grant date fair value of each PRSU granted on July 31, 2023 is $3.347257 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 31, 2023: expected risk free interest rate: 4.52%; expected volatility: 84.56%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 81.22%. The grant date fair value of each PRSU granted on July 26, 2024 is $5.406646 per unit, which incorporates the potential to vest, depending on the performance, from 0% to 200% of the number of PRSUs. The fair value of each PRSU was calculated using the Monte Carlo simulation model. The following assumptions were used to value the PRSUs granted on July 26, 2024: expected risk free interest rate: 4.20%; expected volatility: 73.50%; expected dividend yield: 0%; expected life in years: 3.0; and correlation: 83.80%.

(6)	Indirectly held by the Named Executive Officer.
(7)	Mr. Berg was appointed as Senior Vice President, U.S. Operations of our Company effective March 21, 2024.
(8)

Stock options granted on July 30, 2019 and July 16, 2020 vest as to one-eighth on each day which is three and six months, respectively, from the date of grant and one-quarter on each day which is 12, 18 and 24 months, respectively, from the date of grant. PSOs granted on July 16, 2020 vest in substantially equal installments on each of July 16, 2021, 2022 and 2023. PSOs granted on July 31, 2023 vest in substantially equal installments on each of July 31, 2024, 2025 and 2026.

Option Exercises and Stock Vested

The following table sets forth the value realized on stock options exercised and stock awards vested for the Named Executive Officers for Fiscal 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2) ($)
Amir Adnani, President and Chief Executive Officer	980,341	10,081,845	573,047	3,352,923
Pat Obara, Former Secretary, Treasurer and Chief Financial Officer	92,877	772,185	140,256	820,167
Scott Melbye, Executive Vice President	-	-	147,628	862,722
Brent Berg, Senior Vice President, U.S. Operations	-	-	-	-

Notes:

(1)	This amount represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the stock option.
(2)	These amounts represent the number of RSUs and PRSUs vested multiplied by the closing price of our common stock on each of the vesting dates.

No Pension Benefits

The Company does not maintain any plan that provides for payments or other benefits to its executive officers at, following or in connection with their retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

Our non-executive directors receive an annual retainer consisting of cash and equity compensation for their annual service. The value and form of equity awards granted to each director is based on the experience of the director, time spent on Company matters and the compensation paid to directors of other companies in the industry. In Fiscal 2024 RSUs and stock options were awarded to our non-executive directors. The RSUs vest over 36 months. The stock options vest over 24 months.

The following table sets forth information relating to compensation paid to our non-employee directors for Fiscal 2024:

Name (1)	Fees Earned Or Paid In Cash	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Spencer Abraham	$170,000	$137,503	$136,437	$-	$-	$-	$443,940
David Kong	68,000	54,999	54,574	-	-	-	177,573
Vincent Della Volpe	58,000	54,999	54,574	-	-	-	167,573
Gloria Ballesta	53,000	54,999	54,574	-	-	-	162,573
Trecia Canty	38,000	54,999	54,574	-	-	-	147,573

Notes:

(1)	Information for Mr. Adnani is disclosed above in the “Summary Compensation Table” and is not reported in the “Director Compensation” table of this Proxy Statement.
(2)

These amounts represent the grant date fair value of RSUs. The grant date fair value of each RSU is $5.49 per share based on the most recent closing price of our common stock as of the grant date of July 26, 2024. RSUs granted on July 26, 2024 vest in substantially equal installments on each of July 26, 2025, 2026 and 2027.

(3)

These amounts represent the grant date fair value of the stock options which was estimated using the Black-Scholes option pricing model. The following assumptions were used to value the stock options granted on July 26, 2024: exercise price: $5.49; expected risk free interest rate: 4.01934%; expected annual volatility: 78.727983%; expected life in years: 5.0; expected annual dividend yield: $Nil; and Black-Scholes value: $3.6154.

As at July 31, 2024, our directors held stock options to acquire an aggregate of 1,057,122 shares of our common stock as follows: Spencer Abraham: 165,705 stock options; Amir Adnani: 114,915 stock options including PSOs; David Kong: 179,090 stock options; Vincent Della Volpe: 226,049 stock options; Gloria Ballesta: 233,049 stock options; and Trecia Canty: 138,314 stock options.

Amir Adnani serves as the Company’s Chief Executive Officer, President and a director. Within his capacity as President and Chief Executive Officer, and through an executive services agreement with a private company, Adnani Corp., controlled by Mr. Adnani, he provides various consulting services to the Company. Mr. Adnani does not receive additional compensation in connection with his service as a director of the Company. Mr. Adnani’s direct and indirect compensation as an executive officer of the Company is disclosed above in the “Summary Compensation Table”.

In Fiscal 2024 Spencer Abraham, David Kong, Vincent Della Volpe, Gloria Ballesta and Trecia Canty served as independent directors of the Company. Mr. Kong serves as Chairperson of the Company’s Audit Committee. Mr. Della Volpe serves as Chairperson of the Company’s Compensation Committee. Effective July 16, 2024, Ms. Ballesta succeeded Mr. Della Volpe as Chairperson of the Company’s Corporate Governance and Nominating Committee, and Ms. Canty succeeded Mr. Kong as Chairperson of the Company’s Sustainability Committee.

The following table sets forth the annual retainer fees paid to our non-executive directors in Fiscal 2024 and thereafter.

	Retainer
Board Position	Fiscal 2024	Fiscal 2025
Chairperson (non-executive)	$170,000	$170,000
Non-Executive Director	$33,000	$38,000
Audit Committee Chairperson	$10,000	$12,500
Compensation Committee Chairperson	$5,000	$10,000
Corporate Governance and Nominating Committee Chairperson	$5,000	$5,000
Sustainability Committee Chairperson	$5,000	$5,000
Audit Committee Members including the Chairperson	$5,000	$7,500
Committee Members other than Audit including the Chairperson (1)	$5,000	$5,000

Note:

(1)

Committee member retainers applicable to the Compensation Committee, the Corporate Governance and Nominating Committee and the Sustainability Committee. Each Committee Chairperson also receives the base Committee member retainer.

In addition to such annual retainer fees, our non-executive directors may, from time to time, receive equity compensation, which is granted on a discretionary basis. The value and form of equity compensation granted is based on the experience of the director, time spent on Company matters and a comparison of the compensation paid to directors of other companies in the industry.

Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Amir Adnani, our President and Chief Executive Officer (“CEO”; and the “CEO Pay Ratio”). For Fiscal 2024, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our Company (other than our CEO) was $81,440; and

●	the annual total compensation of our CEO, including incentive based compensation, as reported in the “Summary Compensation Table” above, was $5,365,453.

Based on this information, for Fiscal 2024 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 66 to 1.

We believe our CEO Pay Ratio for Fiscal 2024 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components and is designed to motivate all employees to produce superior short and long-term corporate performance. The ratio of our CEO’s base compensation to the base compensation of our median employee was approximately 66 to 1 because our compensation philosophy aims to position the fixed portion of our CEO’s compensation near the 50th percentile of his position per the Peer Group review conducted by GGA. Given our CEO’s level of responsibility, experience and potential, the Compensation Committee awards the CEO a mix of compensation with a higher variable component (i.e., annual bonus, RSUs and PRSUs) that is based upon individual performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing our CEO with greater incentive to increase shareholder value and improve corporate performance over the long term.

To identify the median of the annual total compensation of all our employees, we took the following steps:

●	we selected July 31, 2024 as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations;

●

we determined that, as of July 31, 2024, our employee population consisted of approximately 93 individuals, excluding our CEO, working for us and our consolidated subsidiaries, with approximately 69% of these individuals located in the United States, 27% in Canada and 4% in Paraguay. This population consisted of our full-time employees. We do not have part-time, temporary and seasonal employees;

●

to identify the median employee from our employee population, we examined the annual base compensation and annual bonus target for Fiscal 2024 for all full-time, part-time and temporary employees employed by us and our consolidated subsidiaries at the start of business on July 31, 2024. We believe that these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year;

●	we annualized compensation for any permanent employees that were only employed for part of Fiscal 2024;

●	no adjustments were made for cost-of-living differences;

●	an average exchange rate for the U.S. dollar for Fiscal 2024 was applied to compensation reported in a foreign currency; and

●	all employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for Fiscal 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $81,440. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our “Summary Compensation Table” included above.

The CEO Pay Ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information for the principal executive officer (the “PEO; Amir Adnani”) and the average for the Named Executive Officers excluding the PEO (the “Non-PEO NEOs”) for the fiscal years ended July 31, 2024, 2023, 2022 and 2021.

			Average Summary Compensation Table Total for Non-PEO NEOs (1) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs (2) ($) (e)	Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (1) ($) (b)	Compensation Actually Paid to PEO (2) ($) (c)			Total Shareholder Return (3) ($) (f)	Peer Group Total Shareholder Return (3)(4) ($) (g)	Net Income (loss) (4)(5) ($ in thousands) (h)
2024	5,365,453	8,144,553	807,301	1,378,756	612.41	524.59	(29,221)
2023	3,700,780	2,690,924	742,727	581,394	371.79	437.58	(3,307)
2022	2,315,872	2,212,036	603,525	590,809	433.75	325.49	5,252
2021	1,635,553	1,907,583	500,947	557,369	224.10	201.29	(14,813)

Notes:

(1)

For column (b), the dollar amounts represent total compensation paid to our PEO, Amir Adnani, and are taken directly from the Summary Compensation Table included in the Company’s Annual Reports. For column (d), the dollar amounts represent the average total compensation paid to Non-PEO NEOs, and are taken directly from the Summary Compensation Table included in the Company’s Annual Reports. For Fiscal 2024, our Non-PEO NEOs included Scott Melbye, Pat Obara and Brent Berg. For Fiscals 2023, 2022 and 2021 our Non-PEO NEO’s included Scott Melbye and Pat Obara.

(2)	The following tables set forth the adjustments made to arrive at the compensation actually paid to our PEO and Non-PEO NEOs during each of the fiscal years reflected in this table.

Compensation Actually Paid to PEO and Average Compensation Actually Paid to Non-PEO NEOs

Adjustments to Determine	2024		2023		2022		2021
Compensation Actually Paid	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)
Total reported in Summary Compensation Table	5,365,453	807,301	3,700,780	742,727	2,315,872	603,525	1,635,553	500,947

Less, amounts reported under “Stock Awards” in the Summary Compensation Table	(3,640,453)	(397,756)	(2,026,264)	(312,562)	(964,705)	(233,357)	(895,553)	(255,292)

Less, amounts reported under “Option Awards” in the Summary Compensation Table	-	-	(240,516)	(37,101)	-	-	-	-

Add, fair value of equity awards granted during the year that were outstanding and unvested as of year end (*)	3,640,453	397,756	1,320,337	203,669	573,602	138,751	506,250	144,314

Add, change as of the end of the fiscal year (from the end of the prior fiscal year) in fair value of awards granted in prior fiscal years that are outstanding and unvested as of year end (*)	1,309,012	211,109	(63,413)	(15,339)	287,267	81,890	661,333	167,400

Add, change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in prior fiscal years that vested during the fiscal year (*)	1,470,088	360,346	-	-	-	-	-	-

Total Adjustments	2,779,100	571,455	(1,009,856)	(161,333)	(103,836)	(12,716)	272,030	56,422
Compensation Actually Paid	8,144,553	1,378,756	2,690,924	581,394	2,212,036	590,809	1,907,583	557,369

(*) The fair value or incremental fair value of all incentive equity awards is determined in accordance with ASC 718, Compensation – Stock Compensation, generally using the same methodology and assumptions the Company uses for financial reporting purposes when determining the grant date fair value of our equity awards reflected in the Summary Compensation Table.

Notes (continued):

(3)

Total shareholder return represents the value of a deemed fixed investment of $100 at market close on July 31, 2020, assuming the reinvestment of dividends, if any. Total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period, by the share price at the beginning of the measurement period. For the purposes of this table the Peer Group consisted of the following companies: Black Stone Minerals, L.P., Cameco Corporation, Comstock Resources, Inc., Denison Mines Corp., Energy Fuels Inc., Gulfport Energy Corporation, Magnolia Oil & Gas Corporation, NexGen Energy Ltd., NGEx Minerals Ltd., Northern Oil and Gas, Inc. and Vital Energy, Inc. For the purposes of understanding the cumulative returns over time, this table should be read from bottom to top.

(4)

Beginning in Fiscal 2024, the Company updated the peer group used for total return comparison in this table. For more details related to the current Peer Group in comparison to the previous peer group, refer to the “Benchmarking Compensation and Peer Groups” section above. For consistency and comparability, the total return for the current Peer Group has been calculated and presented retroactively for all years included in this table, starting from the base year date of August 1, 2020. The total return of the peer group used prior to Fiscal 2024 for the same period is provided below for reference:

	Total Return
Year	2023 Peer Group	2024 Peer Group
2024	180%	425%
2023	181%	338%
2022	149%	225%
2021	88%	101%

(5)	Net income (loss) represents the amounts reported in the Company’s audited financial statements included in our Annual Report.

Alignment of Executive Compensation with Shareholder Value Creation

As a growth-stage uranium company focused on advancing a pipeline of low-cost production-ready projects, UEC is strategically positioned for long-term value creation. While we have not yet commenced production activities as defined by the SEC’s Production Stage mining company classification, our focus remains on asset development and increasing shareholder value. During the periods presented, we did not report revenue from our mining operations, and therefore, net income (loss) has not historically served as a primary performance measure in our executive compensation programs.

Despite fluctuations in net income — including a net loss of approximately $14.8 million in Fiscal 2021, net income of approximately $5.3 million in Fiscal 2022, a net loss of approximately $3.3 million in Fiscal 2023, and a net loss of approximately $29.2 million in Fiscal 2024 — UEC delivered strong shareholder returns. Since Fiscal 2021, the Company has generated a total shareholder return of 173%, representing a compound annual growth rate (CAGR) of 28%. This performance exceeded the Peer Group average by 20.4%, underscoring the effectiveness of our strategy and leadership during a period of significant industry growth and policy tailwinds for nuclear energy. During this period of sustained value creation and operational scaling, the compensation actually paid to our PEO increased in alignment with shareholder returns and progress on key strategic milestones. The average compensation actually paid to our other executive officers increased proportionately over this period.

The following graph shows the compensation actually paid to our PEO and the average amount of compensation actually paid to our Non-PEO NEOs as a group (excluding the PEO) during the periods presented together with the total shareholder return over those periods. Mr. Adnani’s compensation actually paid showed an increase year over year for the four years and the average amount of compensation actually paid to our Non-PEO NEOs as a group (excluding Mr. Adnani) increased slightly over the four-year period. The compensation paid was commensurate over the four year total shareholder return by the Company.

We employ a balanced mix of quantitative performance metrics and Peer Group benchmarking to align executive compensation with both absolute and relative value creation. This ensures that our long-term incentive structure reflects the multi-year strategic roadmap and shareholder priorities. Performance, at the current stage of the business is tied to multiple criteria, which are reflected in our STIP performance scorecard and share price performance on both an absolute and relative to Peer Group basis. We believe in taking a balanced approach to long-term performance-based compensation. Therefore, the Named Executive Officers receive a mix of performance vesting PRSUs and time vesting RSUs. In totality, these form an integral part of our executive compensation program and are closely related to the Company’s performance, however, are not directly tied to total shareholder return because their value is directly correlated to the market price of our shares of common stock and requires that the Named Executive Officers continue in our employment over the vesting period. As such, these performance vesting equity awards strongly align our Named Executive Officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our Named Executive Officers to continue in our employment for the long-term.

Executive Services Agreements

Adnani Services Agreement

On July 24, 2013, our Board of Directors approved the entering into of a services agreement with Adnani Corp. with an initial term commencing retroactively on July 1, 2013, as supplemented by letter agreements dated August 1, 2015 and September 24, 2024 (collectively the “Adnani Agreement”).

The Adnani Agreement is subject to automatic renewal on a three-month to three-month term renewal basis unless either the Company or Adnani Corp. provides written notice not to renew the Adnani Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Adnani Agreement: (i) through Adnani Corp., Mr. Adnani provides various consulting services to the Company which are in addition to his duties and responsibilities as our President and Chief Executive Officer; and (ii) we shall pay to Adnani Corp. a monthly fee of $34,000. Effective on April 1, 2020, due to the COVID-19 pandemic, the monthly fee payable to Adnani Corp. was reduced on a non-accrued basis from its original and stated amount to $16,830. Effective on October 1, 2020 and again effective on May 31, 2021, the monthly fee payable to Adnani Corp. was reinstated to the levels in effect prior to April 1, 2020 and May 1, 2016, respectively. Effective on May 31, 2021 and again effective on March 1, 2022, the monthly fee payable to Adnani Corp. was increased to $36,666 and $38,500, respectively. Effective on August 1, 2022 and again effective on August 1, 2023, respectively, the monthly fee payable to Adnani Corp. was increased to $39,833 and $47,916.67, respectively. Effective on August 1, 2024, the monthly fee has now been increased to $55,000.

If the Company elects to not renew the Adnani Agreement, and provided that Adnani Corp. is in compliance with the relevant terms and conditions of the Adnani Agreement, the Company shall be obligated to provide a termination package to Adnani Corp. as follows: (i) a cash payment equating to an aggregate of four months of the then monthly fee for each full year, and any portion thereof, of the initial term effective from July 23, 2009 and any renewal period during which the Adnani Agreement was in force and effect and during which Adnani Corp. rendered services thereunder, together with a cash payment equating to Adnani Corp.’s average annual bonus during the most recent two years, payable by the Company to Adnani Corp. within 14 calendar days of the effective termination date; (ii) any expense payment reimbursements which would then be due and owing by the Company to Adnani Corp. to the effective termination date, payable within 14 calendar days of the effective termination date (the “Adnani Outstanding Expense Reimbursements”); (iii) subject to applicable provisions of the Adnani Agreement and the Company’s Stock Incentive Plan, all of Mr. Adnani’s then issued and outstanding stock-based equity awards in and to the Company as at the effective termination date shall immediately vest, if not otherwise vested, and shall continue to be exercisable for a period of two years from the effective termination date (the “Adnani Options Extension”); (iv) confirmation that all of Adnani Corp.’s and Mr. Adnani’s then benefits coverage would be extended to Mr. Adnani for a period ending two years from the effective termination date (the “Adnani Benefits Extension”); and (v) confirmation that all other unvested LTIP compensation then granted vests and is exercisable in accordance with the terms of the Stock Incentive Plan (the “Adnani LTIP Vesting”).

If the Company elects to terminate the Adnani Agreement without just cause (as defined therein), or if Adnani Corp. terminates the Adnani Agreement for just cause, for good reason or for good reason as a result of a change of control (each as also defined therein), and provided that Adnani Corp. is in compliance with the relevant terms and conditions of the Adnani Agreement, the Company shall be obligated to provide a termination package to Adnani Corp. as follows: (i) a cash payment equating to an aggregate of 24 months of the then monthly fee, together with a cash payment equating to two times the sum of Adnani Corp.’s average annual bonus during the most recent two years, payable by the Company to Adnani Corp. within 14 calendar days of the effective termination date; (ii) all Adnani Outstanding Expense Reimbursements; (iii) subject to applicable provisions of the Adnani Agreement, the Adnani Options Extension; (iv) the Adnani Benefits Extension; and (v) the Adnani LTIP Vesting.

If Adnani Corp. elects to terminate the Adnani Agreement, except for just cause, or if the Company terminates the Adnani Agreement for just cause, Adnani Corp. is not entitled to a termination package of any kind.

The Adnani Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Adnani, in which case the Company shall be obligated to provide a termination package to Adnani Corp. or Mr. Adnani’s estate as follows, provided that Adnani Corp. is or was in compliance with the relevant terms and conditions of the Adnani Agreement: (i) a cash payment equating to an aggregate of 12 months of the then monthly fee, together with a cash payment equating to Adnani Corp.’s average annual bonus during the most recent two years, payable by the Company to Adnani Corp. or Mr. Adnani’s estate within 14 calendar days of the effective termination date; (ii) all Adnani Outstanding Expense Reimbursements; and (iii) subject to applicable provisions of the Adnani Agreement, the Adnani Options Extension.

Melbye Executive Employment Agreement

On December 15, 2014, our Board of Directors approved the entering into of an executive services agreement with Scott Melbye, as amended by a letter agreement, dated for reference effective as at May 1, 2016, with an initial term commencing retroactively on September 1, 2014 and expiring on February 28, 2017 (collectively, the “Melbye Agreement”).

The Melbye Agreement is subject to automatic renewal on a one-month to one-month term renewal basis unless either the Company or Mr. Melbye provides written notice not to renew the Melbye Agreement no later than 30 calendar days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Melbye Agreement: (i) Mr. Melbye shall provide duties to us commensurate with his position as our Executive Vice President; and (ii) we shall pay to Mr. Melbye a monthly fee of $20,833. Effective on April 1, 2020, due to the COVID-19 pandemic, the monthly fee payable to Mr. Melbye was reduced on a non-accrued basis from its original and stated amount to $12,187.50. Effective on October 1, 2020 and again effective on May 31, 2021, the monthly fee payable to Mr. Melbye was reinstated to the levels in effect prior to April 1, 2020 and May 1, 2016, respectively. Effective on March 1, 2022 and again effective on August 1, 2023, the monthly fee payable to Mr. Melbye was increased to $21,875 and $24,166.67, respectively. Effective on August 1, 2024, the monthly fee has now been increased to $27,916.67.

If the Company elects to not renew the Melbye Agreement, and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the same, the Company shall be obligated to provide a severance package to Mr. Melbye as follows: (i) a cash payment equating to any outstanding fees and bonuses which would then be due and owing by the Company to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the “Melbye Outstanding Fees and Bonuses”); (ii) any expense payment reimbursements which would then be due and owing by the Company to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the “Melbye Outstanding Expense Reimbursements”); (iii) any pro rata and unused vacation pay which would then be due and owing by the Company to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date (the “Melbye Outstanding Vacation Pay”); (iv) subject to applicable provisions of the Melbye Agreement and the Company’s then Stock Incentive Plan, all of Mr. Melbye’s then issued and outstanding stock-based equity awards in and to the Company as at the effective termination date shall immediately vest, if not otherwise vested, and shall continue to be exercisable for a period of 90 calendar days from the effective termination date (the “Melbye Options Extension”); and (v) confirmation that all of Mr. Melbye’s then benefits coverage would be extended to Mr. Melbye for a period ending 90 calendar days from the effective termination date (the “Melbye Benefits Extension”).

If the Company elects to terminate the Melbye Agreement without just cause (as defined therein), or if Mr. Melbye terminates the Melbye Agreement for just cause, and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the same, the Company shall be obligated to provide a severance package to Mr. Melbye as follows: (i) all Melbye Outstanding Fees and Bonuses, together with a cash payment equating to any additional fees which Mr. Melbye would have been entitled to receive until the end of the applicable initial term or renewal period; (ii) all Melbye Outstanding Expense Reimbursements; (iii) all Melbye Outstanding Vacation Pay; (iv) the Melbye Options Extension; and (v) the Melbye Benefits Extension.

If Mr. Melbye elects to terminate the Melbye Agreement, except for just cause, and provided that Mr. Melbye is in compliance with the relevant terms and conditions of the Melbye Agreement, the Company shall be obligated to provide a severance package to Mr. Melbye as follows: (i) all Melbye Outstanding Fees and Bonuses; (ii) all Melbye Outstanding Expense Reimbursements; (iii) all Melbye Outstanding Vacation Pay; and (iv) subject to applicable provisions of the Melbye Agreement, all of Mr. Melbye’s then issued and outstanding stock-based equity awards in and to the Company that have vested as at the effective termination date shall continue to be exercisable for a period of 90 calendar days from the effective termination date.

If the Company elects to terminate the Melbye Agreement for just cause, the Company shall be obligated to provide a severance package to Mr. Melbye as follows: (i) a cash payment equating to any outstanding fees which would then be due and owing by the Company to Mr. Melbye to the effective termination date, payable within 14 calendar days of the effective termination date; (ii) all Melbye Outstanding Expense Reimbursements; and (iii) all Melbye Outstanding Vacation Pay.

The Melbye Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Melbye, in which case the Company shall be obligated to provide a severance package to Mr. Melbye or Mr. Melbye’s estate as follows, provided that Mr. Melbye is or was in compliance with the relevant terms and conditions of the Melbye Agreement: (i) all Melbye Outstanding Fees and Bonuses; (ii) all Melbye Outstanding Expense Reimbursements; (iii) all Melbye Outstanding Vacation Pay; and (iv) subject to applicable provisions of the Melbye Agreement, all of Mr. Melbye’s then issued and outstanding stock-based equity awards in and to the Company that have vested as at the effective termination date shall continue to be exercisable for a period of one year from the effective termination date.

Man Executive Employment Services Agreement

We appointed Josephine Man as our Secretary, Treasurer and Chief Financial Officer effective October 1, 2024. The terms of Ms. Man’s employment agreement are described below.

On October 1, 2024, our Board of Directors approved the entering into of an executive employment services agreement with Josephine Man, with an initial term commencing on October 1, 2024 and expiring on October 1, 2026 (collectively, the “Man Agreement”).

The Man Agreement is subject to automatic renewal on a 90-day to 90-day renewal basis unless either the Company or Ms. Man provides written notice not to renew the Man Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Man Agreement: (i) Ms. Man provides various employment services to the Company which are inclusive of her duties and responsibilities commensurate with her position as our Company’s Secretary, Treasurer and Chief Financial Officer; and (ii) Ms. Man is entitled to: (a) a gross monthly salary of $16,666.67 (the “Man Monthly Fee”) representing $200,000 on a yearly basis (the “Man Annual Fee”); (b) a yearly cash bonus (each, a “Man Bonus”) of up to 50% of the then Man Annual Fee based upon certain performance goals to be determined from year to year; (c) a STIP payment (each, a “Man STIP Bonus”) from 0% to up to 50% of the then Man Annual Fee based upon certain factors to be determined by the Board and the Company’s Compensation Committee from time to time; (d) an initial vesting incentive stock option to purchase up to an aggregate of $100,000 in shares of common stock of the Company and vesting over a period of 24 months from the date of grant (which has now been awarded); (e) an initial vesting restricted stock unit award (the “Man RSU”) to acquire up to an aggregate of $100,000 in gross value RSUs of the Company and vesting equally over a period of three years from the date of grant (which has now been awarded); (f) a LTIP payment (each, a “Man LTIP Bonus”) from 0% to up to 50% of the then Man Annual Fee based upon certain factors to be determined by the Board and the Compensation Committee from time to time; (g) participation in all Company employee benefit and health insurance plans (each, a “Man Benefit”) at the Company’s cost; and (h) four weeks of accrued vacation per calendar year (the “Man Vacation”).

If the Company elects to not renew the Man Agreement, and provided that Ms. Man is in compliance with the relevant terms and conditions of the Man Agreement, the Company shall be obligated to provide a termination package to Ms. Man as follows: (i) a cash payment equating to any outstanding Man Monthly Fee, Man Vacation, Man Bonus, Man STIP Bonus and Man LTIP Bonus entitlements (if any and calculated pro rata up to the effective termination date) earned by Ms. Man to the effective termination date (collectively, the “Man Outstanding Amounts”); (ii) a cash payment equal to any Man Monthly Fee that would be due and owing to the end of, respectively, the then term or renewal period of the Man Agreement (the “Man Termination Amount”); (iii) confirmation that all of Ms. Man’s then Benefits coverage would be extended for a period ending three months from the effective termination date (the “Man Benefits Extension”); and (iv) subject to the applicable provisions of the Man Agreement and the Company’s then Stock Incentive Plan, Ms. Man shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of three months from the effective date of termination (the “Man Initial Options Extension”).

If the Company elects to terminate the Man Agreement without just cause (as defined therein), or if Ms. Man terminates the Man Agreement for just cause or for good reason as a result of a change of control (each as also defined therein), and provided that Ms. Man is in compliance with the relevant terms and conditions of the same, the Company shall be obligated to provide a termination package to Ms. Man as follows: (i) a cash payment equal to all Man Outstanding Amounts to the effective termination date; (ii) a cash payment equal to the Man Termination Amount to the effective date of termination; (iii) confirmation of the Man Benefits Extension; and (iv) subject to the applicable provisions of the Man Agreement and the Company’s then Stock Incentive Plan, Ms. Man shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of one year from the effective date of termination.

If Ms. Man elects to terminate the Man Agreement, except for just cause, and provided that Ms. Man is in compliance with the relevant terms and conditions of the Man Agreement, or if the Company elects to terminate the Man Agreement for just cause, then the Company shall only be obligated to provide Ms. Man a cash payment equal to all Man Outstanding Amounts to the effective termination date.

The Man Agreement will be deemed terminated on the 30th calendar day following the death or disability of Ms. Man, in which case the Company shall be obligated to provide a termination package to Ms. Man, or Ms. Man’s estate as the case may be, as follows, provided that Ms. Man is or was in compliance with the relevant terms and conditions of the Man Agreement: (i) a cash payment equal to all Man Outstanding Amounts to the effective termination date; (ii) if disabled only, confirmation of the Man Benefits Extension; and (iii) subject to the applicable provisions of the Man Agreement and the Company’s Stock Incentive Plan, Ms. Man, or Ms. Man’s estate as the case may be, shall be entitled to then exercise any unexercised and fully vested portion of any stock options for a period of one year from the effective termination date.

Obara Employment Arrangement

Mr. Obara stepped down as our Secretary, Treasurer and Chief Financial Officer on October 1, 2024, and currently serves as our Senior Vice President, Administration of our Company. The terms of Mr. Obara’s employment arrangement are described below.

In Fiscal 2016 we effected an employment arrangement with Mr. Obara (the “Obara Employment Arrangement”). The Obara Employment Arrangement is subject to automatic renewal on a three-month to three-month basis unless the Company provides written notice not to renew the Obara Employment Arrangement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms of the Obara Employment Arrangement: (i) Mr. Obara provides various employment services to the Company; (ii) Mr. Obara is entitled to receive a monthly employment salary; (iii) Mr. Obara is entitled to participate in the Company’s group benefits plan; and (iv) Mr. Obara is entitled to four weeks’ paid vacation per year of employment. Effective on August 1, 2023, and again effective on August 1, 2024, the monthly employment salary payable to Mr. Obara was increased to $16,666.67 and $19,166.67, respectively.

If the Company elects to not renew the Obara Employment Arrangement or if any party elects to terminate the Obara Employment Arrangement, Mr. Obara’s obligation to provide the services to the Company will continue only until the effective termination date and the Company shall be obligated to provide to Mr. Obara: (i) any salary which would then be due and owing by the Company to Mr. Obara to the effective termination date; (ii) any expense payment reimbursements which would then be due and owing by the Company to Mr. Obara to the effective termination date; (iii) any pro rata and unused vacation pay which would then be due and owing by the Company to Mr. Obara to the effective termination date; (iv) subject to applicable provisions of the Obara Employment Arrangement and the Company’s then Stock Incentive Plan, the vested portion of all Mr. Obara’s then issued and outstanding stock-based equity awards in and to the Company as at the effective termination date shall continue to be exercisable for a period of 90 calendar days following the effective termination date; and (v) confirmation that all of Mr. Obara’s then benefits coverage would be covered until the effective termination date.

Berg Executive Employment Services Agreement

On February 6, 2024, our Board of Directors approved the entering into of an executive employment services agreement with Brent Berg, together with the Company’s wholly-owned subsidiary, UEC Wyoming Corp. (“UEC Wyoming”), with an initial term commencing on March 21, 2024 and expiring on March 21, 2026 (the “Term” and, collectively, the “Berg Agreement”).

The Berg Agreement Term is subject to automatic renewal on a 90-day to 90-day renewal basis unless either the Company or Mr. Berg provides written notice not to renew the Berg Agreement no later than 90 days prior to the end of the then current or renewal term.

Pursuant to the terms and provisions of the Berg Agreement: (i) Mr. Berg provides various employment services to UEC Wyoming and the Company which are inclusive of his duties and responsibilities commensurate with his position as our Company’s Senior Vice President, U.S. Operations; and (ii) Mr. Berg is entitled to (a) a gross monthly salary of $26,666.67 (the “Monthly Salary”); representing $320,000 on a yearly basis (the “Annual Salary”); (b) a yearly cash bonus (each, a “Bonus”) of up to 50% of his then Annual Salary based upon certain performance goals to be determined from year to year; (c) a short-term incentive payment (each, a “STIP Bonus”) from 0% to up to 50% of his then Annual Salary based upon certain factors to be determined by the Board and the Compensation Committee from time to time; (d) an initial incentive stock option to purchase up to an aggregate of $160,000 in shares of common stock of the Company (which has been awarded); (e) a long-term incentive payment (each, an “LTIP Bonus”) from 0% to up to 50% of his then Annual Salary based upon certain factors to be determined by the Board and the Compensation Committee from time to time; (f) participation in all Company employee benefit and health insurance plans (each, a “Benefit”) at the Company’s cost; and (g) five weeks of accrued vacation per calendar year (the “Vacation”).

If the Company elects to not renew the Berg Agreement, and provided that Mr. Berg is in compliance with the relevant terms and conditions of the Berg Agreement, the Company shall be obligated to provide a termination package to Mr. Berg as follows: (i) a cash payment equating to any outstanding Monthly Salary, Vacation pay and annual performance Bonus, STIP Bonus and LTIP Bonus entitlements (if any and calculated pro rata up to the effective termination date) earned by Mr. Berg to the effective termination date (collectively, the “Outstanding Amounts”); (ii) a cash payment equal to any Monthly Salary that would be due and owing to the end of, respectively, the then Term or renewal period of the Berg Agreement (the “Termination Amount”); (iii) confirmation that all of Mr. Berg’s then Benefits coverage would be extended for a period ending three months from the effective termination date (the “Benefits Extension”); and (iv) subject to the applicable provisions of the Berg Agreement and the Company’s then Stock Incentive Plan, and the rules of any then regulatory authority and stock exchange having jurisdiction over the Company, Mr. Berg shall be entitled to then exercise any unexercised and the fully vested portion of any stock options for a period of three months from the effective date of termination (the “Initial Options Extension”); with all cash payments being due and owing within 30 days of the effective termination date.

If the Company elects to terminate the Berg Agreement without just cause (as defined therein), or if Mr. Berg terminates the Berg Agreement for just cause, and provided that Mr. Berg is in compliance with the relevant terms and conditions of the same, the Company shall be obligated to provide a termination package to Mr. Berg as follows: (i) a cash payment equal to all Outstanding Amounts to the effective termination date; (ii) a cash payment equal to the Termination Amount to the effective date of termination; (iii) confirmation of the Benefits Extension; and (iv) confirmation of the Initial Options Extension; with all cash payments being due and owing within 30 days of the effective termination date.

If Mr. Berg elects to terminate the Berg Agreement, except for just cause, and provided that Mr. Berg is in compliance with the relevant terms and conditions of the Berg Agreement, or if the Company elects to termination the Berg Agreement for just cause, then the Company shall only be obligated to provide Mr. Berg a cash payment equal to all Outstanding Amounts to the effective termination date; with the cash payment being due and owing within 30 days of the effective termination date.

The Berg Agreement will be deemed terminated on the 30th calendar day following the death or disability of Mr. Berg, in which case the Company shall be obligated to provide a termination package to Mr. Berg, or Mr. Berg’s estate as the case may be, as follows, provided that Mr. Berg is or was in compliance with the relevant terms and conditions of the Berg Agreement: (i) a cash payment equal to all Outstanding Amounts to the effective termination date; (ii) if disabled only, confirmation of the Benefits Extension; and (iii) subject to the applicable provisions of the Berg Agreement and the Company’s then Stock Incentive Plan, and the rules of any then regulatory authority and stock exchange having jurisdiction over the Company, Mr. Berg, or Mr. Berg’s estate as the case may be, shall be entitled to then exercise any unexercised and the fully vested portion of any stock options for a period of one year from the effective termination date.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AS SET FORTH ABOVE. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST.

PROPOSAL NUMBER TWO:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, Chartered Professional Accountants, have been selected as the independent registered public accountants of the Company for the fiscal year ending July 31, 2025. PricewaterhouseCoopers LLP has served as our independent registered public accountants since May 29, 2020 and audited the Company’s financial statements for the fiscal year ended July 31, 2024.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

In the event ratification by the stockholders of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants is not obtained, our Board of Directors will reconsider such appointment.

Aggregate fees for professional services rendered to us by our auditor for our last two fiscal years are set forth below:

	Year Ended July 31, 2024	Year Ended July 31, 2023
Audit Fees	$410,000	$628,720
Audit Related Fees	-	-
Tax Fees	180,000	121,027
Total	$590,000	$749,747

Audit Fees. Audit fees consist of aggregate fees for professional services in connection with the audit of our annual financial statements, quarterly reviews of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of aggregate fees for assurance and related services related to the audit or review of our financial statements that are not reported under “Audit Fees” above.

Tax Fees. Tax fees consist of aggregate fees for professional services for tax compliance, tax advice and tax planning, primarily, fees related to tax preparation services.

Pre-Approval of Services by the Independent Auditor

The Audit Committee is responsible for the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent auditor. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by the Company’s independent auditor. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by the Company’s independent auditor which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by the Company’s independent auditor. The Audit Committee has approved all audit and permitted non-audit services performed by its independent auditor, PricewaterhouseCoopers LLP, for Fiscal 2024.

The affirmative vote of the holders of a majority of our shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of our independent registered public accountants. Stockholders may vote in favor of or against this proposal or they may abstain. Abstentions are deemed to be “votes cast” and will have the same effect as a vote against this proposal. Since this proposal is considered a “routine” matter, if you do not provide voting instructions to your broker regarding this proposal, your broker will be permitted to exercise discretionary authority to vote your shares on this proposal. Failure by your broker to exercise this discretionary authority will have no effect on approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, CHARTERED PROFESSIONAL ACCOUNTANTS, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 31, 2025.

PROPOSAL NUMBER THREE:

NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are providing the Company’s stockholders with the opportunity to vote on a non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

In consideration of the Fiscal 2022 advisory vote by our stockholders on the frequency of “say-on-pay” votes, our Board of Directors has determined to hold such votes on an annual basis until the next vote on the frequency of say-on-pay votes. Accordingly, the next say-on-pay votes will be held at the Company’s annual meeting of stockholders to be held in 2026.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we may communicate directly with stockholders to better understand the concerns that influenced the vote, but in all events we will consider our stockholders’ concerns and will share them with the Compensation Committee which will evaluate whether any actions are necessary to address those concerns.

The key points of our 2024 executive compensation program are set forth in the “Executive Compensation” section of this Proxy Statement.

We believe that the information provided above and within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, the Company is asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”

Adoption of this resolution will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against this proposal. Brokers and other nominee holders do not have discretion to vote uninstructed shares with respect to this proposal. Accordingly, if brokers or other nominee holders do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to this proposal. However, broker non-votes will not affect the outcome of the voting on this proposal because it requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting (as opposed to a majority of the shares outstanding).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

FUTURE STOCKHOLDER PROPOSALS

Stockholders who intend to submit a proposal for the annual meeting of stockholders to be held in 2026 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received at either of the Company’s principal offices by the Secretary of the Company no later than February 6, 2026. However, if the date of the annual meeting of stockholders to be held in 2026 is a date before June 17, 2026, or after August 16, 2026, written notice must be received by us a reasonable time before we begin to print and send our proxy statement for the 2026 annual meeting. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and form of proxy in accordance with applicable law.

Any stockholder who intends to bring business to the annual meeting of stockholders to be held in 2026 (including any director nominations), but not include the business in the Company’s proxy statement, must give written notice to the Secretary of the Company at either of the Company’s principal offices by no later than April 22, 2026.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the annual meeting of stockholders to be held in 2026 must deliver written notice to the Secretary of the Company at either of the Company’s principal offices setting forth the information required by Rule 14a-19 under the Exchange Act no later than May 18, 2026. However, if the date of the annual meeting of stockholders to be held in 2026 is a date before June 17, 2026, or after August 16, 2026, written notice must be received by the later of 60 days prior to the date of the annual meeting of stockholders to be held in 2026 or the 10th calendar day following the day on which public announcement of the date of the annual meeting of stockholders to be held in 2026 is first made.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

Pursuant to SEC rules, either us or your bank, broker or other nominee will send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your bank, broker or other nominee believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The SEC rules apply to our Annual Reports on Form 10-K, proxy statements and information statements. Once you receive notice from your bank, broker or other nominee or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of the Company’s proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Company stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

1.

If your shares of the Company are registered in your own name, please contact our transfer agent, Transfer Online, Inc., and inform them of your request by calling them at 1-503-227-2950 or writing them at 512 SE Salmon Street, Portland, Oregon, U.S.A., 97214.

2.

If a bank, broker or other nominee holds your shares of the Company, please contact the bank, broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section, located at One Station Place, 100 F Street, NE, Washington, DC, U.S.A., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding the Company.

By Order of the Board of Directors of Uranium Energy Corp.

/s/ Amir Adnani

Amir Adnani
President, Chief Executive Officer and a director

Dated:	June 4, 2025.

URANIUM ENERGY CORP.
C/O TRANSFER ONLINE, INC.
512 SE SALMON ST
PORTLAND, OR 97214

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/16/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/16/2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Amir Adnani
02 Spencer Abraham
03 David Kong
04 Vincent Della Volpe
05 Gloria Ballesta
06 Trecia Canty

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000679925_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement, and Annual Report to Security Holders are available at www.proxyvote.com

ANNUAL MEETING OF STOCKHOLDERS OF
URANIUM ENERGY CORP.
Being held on Thursday, July 17, 2025

The undersigned hereby appoints **Amir Adnani** (President, Chief Executive Officer and a director of the Company) and **Thomas J. Deutsch**, of McMillan LLP (legal counsel to the Company) as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Uranium Energy Corp. held of record by the undersigned on May 22, 2025, at the Annual Meeting of Stockholders to be held at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 on Thursday, July 17, 2025 at 10:00 a.m. (Vancouver time) or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000679925_2 R1.0.0.2